STOCK PURCHASE AGREEMENT


                                  By and Among


                          HOLIDAY RV SUPERSTORES, INC.

                                  (the "Buyer")

                                       and

                      LITTLE VALLEY AUTO AND RV SALES, INC.

                                 (the "Company")

                                       and

                       ERNEST DAVIS, JR. and LORI A. DAVIS

                       (collectively, the "Stockholders")


                               dated March 1, 2000

                                TABLE OF CONTENTS

                                                                                                               Page
                                                                                                                No.
                                                                                                                ---
         1     THE SALE AND PURCHASE OF SHARES......................................................................1

               1.1  Transfer of the Shares..........................................................................1
               1.2  Purchase Price..................................................................................1
               1.3  Allocation of Purchase Price....................................................................2
               1.4  Certain Information With Respect to Capital Stock of Company....................................2

         2     PURCHASE PRICE DETERMINMATION........................................................................2

               2.1  Closing Estimates...............................................................................2

         3     CLOSING..............................................................................................3

               3.1  Location and Date...............................................................................3
               3.2  Closing Deliveries..............................................................................3

         4      REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS .................................................3

               4.1  Due Organization................................................................................3
               4.2  Authorization; Validity.........................................................................4
               4.3  No Conflicts....................................................................................4
               4.4  Capital Stock of the Company....................................................................4
               4.5  Transactions in Capital Stock...................................................................5
               4.6  Subsidiaries, Stock and Notes...................................................................5
               4.7  Predecessor Status..............................................................................5
               4.8  Absence of Claims Against the Company...........................................................5
               4.9  The Company's Financial Condition...............................................................6
               4.10 Financial Statements............................................................................6
               4.11  Liabilities and Obligations....................................................................6
               4.12  Accounts and Notes Receivables.................................................................7
               4.13  Books and Records..............................................................................7
               4.14  Permits........................................................................................7
               4.15  Real Property..................................................................................8
               4.16  Personal Property..............................................................................9
               4.17  Intellectual Property.........................................................................10
               4.18  Material Contracts and Commitments............................................................11
               4.19  Government Contracts..........................................................................12
               4.20  Insurance.....................................................................................13
               4.21Labor and Employment Matters....................................................................13
               4.22  Employee Benefit Plans........................................................................14
               4.23  Conformity with Law; Litigation...............................................................16
               4.24  Taxes.........................................................................................16
               4.25  Absence of Changes............................................................................18
               4.26  Deposit Accounts; Powers of Attorney..........................................................19

               4.27  Environmental Matters.........................................................................19
               4.28  Relations with Governments....................................................................20
               4.29  Disclosure....................................................................................21
               4.30  Affiliates....................................................................................21
               4.31  Location of Chief Executive Offices...........................................................21
               4.32  Location of Equipment and Inventory...........................................................21
               4.33  Year 2000 Compliance..........................................................................21

         5  REPRESENTATIONS OF BUYER...............................................................................22

               5.1  Due Organization...............................................................................22
               5.2  Authorization; Validity of Obligations.........................................................22
               5.3  No Conflicts...................................................................................22
               5.4  Buyer's Public Reports.........................................................................23

         6  COVENANTS..............................................................................................23

               6.1  Tax Matters....................................................................................23
               6.2  Accounts Receivable............................................................................25
               6.3  Cooperation....................................................................................25
               6.4  Conduct of Business Pending Closing............................................................25
               6.5  Access to Information..........................................................................26
               6.6  Prohibited Activities..........................................................................26
               6.7  Notice to Bargaining Agents....................................................................28
               6.8  Real Estate Leases.............................................................................28
               6.9  Personal Guarantees............................................................................28
               6.10 Form S-3 Registration Rights...................................................................28
               6.11 Piggyback Registration Rights..................................................................28

         7  CONDITIONS PRECEDENT TO THE OBLIGATIONS OF PURCHASE....................................................30

               7.1  Representations and Warranties; Performance of Obligations.....................................30
               7.2  No Litigation..................................................................................30
               7.3  No Material Adverse Change.....................................................................30
               7.4  Consents and Approvals.........................................................................30
               7.5  Opinion of Counsel.............................................................................30
               7.6  Charter Documents; Certificate of Good Standing................................................30
               7.7  Board of Directors Approval....................................................................31
               7.8  Quarterly Financial Statements.................................................................31
               7.9  Due Diligence Review...........................................................................31
               7.10  Employment....................................................................................31
               7.11  Stockholders' Release.........................................................................31
               7.12  Resignation of Directors and Officers.........................................................31
               7.13  Real Estate Condition.........................................................................31
               7.14 Stock Certificates.............................................................................31

         8  CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE COMPANY AND THE STOCKHOLDERS............................31

               8.1  Representation and Warranties; Performance of Obligations......................................32
               8.2  No Litigation..................................................................................32
               8.3  Consents and Approvals.........................................................................32

               8.4  Employment Agreements..........................................................................32
               8.5  Opinion of Counsel.............................................................................32

         9  INDEMNIFICATION........................................................................................32

               9.1  General Indemnification by the Stockholders....................................................32
               9.2  Limitation and Expiration......................................................................33
               9.3  Indemnification Procedures.....................................................................34
               9.4  Survival of Representations Warranties and Covenants...........................................35
               9.5  Remedies Cumulative............................................................................35
               9.6  Right to Set Off...............................................................................35

         10  NONCOMPETITION........................................................................................36

               10.1  Prohibited Activities.........................................................................36
               10.2  Damages.......................................................................................36
               10.3  Reasonable Restraint..........................................................................37
               10.4  Severability; Reformation.....................................................................37
               10.5  Independent Covenant..........................................................................37
               10.6  Materiality...................................................................................37

         11  NONDISCLOSURE OF CONFIDENTIAL INFORMATION.............................................................37

               11.1  Stockholders..................................................................................37
               11.2  Buyer.........................................................................................38
               11.3  Damages.......................................................................................38

         12  GENERAL...............................................................................................38

               12.1    Termination.................................................................................38
               12.2    Effect of Termination.......................................................................39
               12.3    Successors and Assigns......................................................................39
               12.4    Entire Agreement; Amendment; Waiver.........................................................39
               12.5    Counterparts................................................................................39
               12.6    Brokers and Agents..........................................................................39
               12.7    Expenses....................................................................................39
               12.8    Specific Performance; Remedies..............................................................40
               12.9    Notices.....................................................................................40
               12.10  Governing Law................................................................................41
               12.11  Severability.................................................................................41
               12.12  Absence of Third-Party Beneficiary Rights....................................................41
               12.13  Legal Representations........................................................................41
               12.14  Public Announcements.........................................................................41
               12.15  No Trading in Buyer's Securities.............................................................41
               12.16  Accounting Terms.............................................................................41
               12.17  Letter of Intent.............................................................................42

EXHIBITS


EXHIBIT A.........  -    PROMISSORY NOTE

EXHIBIT B.........  -    EMPLOYMENT AGREEMENT


SCHEDULES

SEE "LIST OF SCHEDULES"

                            STOCK PURCHASE AGREEMENT


         This STOCK PURCHASE AGREEMENT (the "Agreement") is made and entered into this 1st day of March, 2000, by and among HOLIDAY RV SUPERSTORES, INC., a Delaware corporation (the "Buyer"), and LITTLE VALLEY AUTO AND RV SALES, INC. a West Virginia corporation (the "Company"), and ERNEST DAVIS, JR. and LORI A. DAVIS (collectively, the "Stockholders").

                                   BACKGROUND

         WHEREAS, the Company and the Buyer have entered into a confidential Letter of Intent dated October 7, 1999, as amended, which has been subsequently amended to provide for a Stock Purchase Agreement instead of an Asset Purchase Agreement (the "Letter of Intent"); and

         WHEREAS, the Letter of Intent contemplates that the Buyer and the Company will enter into this definitive agreement regarding the purchase of the outstanding shares of the Company (the "Shares") from the Stockholders.

         NOW, THEREFORE, in consideration of the premises and of the representations, warranties, covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.     THE SALE AND PURCHASE OF SHARES

         1.1 Transfer of the Shares. Pursuant to the terms and subject to the conditions of this Agreement, in exchange for the consideration set forth in
Section 1.2 below, at the closing of this transaction (as hereinafter defined), the Stockholders agree to sell, convey, transfer, assign and deliver to the Buyer, and the Buyer agrees to purchase from the Company, all of the Shares as defined in Section 1.4 hereof. The Stockholders will only retain those assets specifically described in Schedule 1.1(a) (including those assets described in Section 6.8(c)), and, prior to the Closing, the Stockholders will assume all liabilities of the Company specifically described in Schedule 1.1(b).

         1.2 Purchase Price. The Purchase Price for the Shares shall be the sum of:

                  (i) The net book value of the assets of the Company as reflected in the Company's audited balance sheet as of December 31, 1999 (the "Audited Balance Sheet"), less the specific assets and liabilities retained by the Stockholders as set forth in Schedules 1.1(a) and 1.1(b); (the "Net Book Value") and

                  (ii) The value of the goodwill related thereto which will be equal to 1.8 times the three (3) year average of the Company's audited pre-tax income for the fiscal years ended December 31, 1997, December 31, 1998 and December 31, 1999, which will be based upon the audited financial statements for the Company's fiscal years ending December 31, 1997, 1998 and 1999 and subject to adjustments for certain non-recurring items to be mutually agreed upon by the parties (the "Audited Pre-Tax Earnings").

(collectively, the "Purchase Price").

The parties have tentatively agreed on the following: (i) Net Book Value of $1,656,036.74 and (ii) 1.8 times Audited Pre-Tax Earnings equal to$1,731,919.60 (which includes the $131,500 for the Section 338(h)(10) election).

The parties will close this transaction based upon the Company's internal, unaudited financial statements subject to any proposed audit adjusting entries determined by the Auditor subsequent to the Closing (as defined below).

         1.3 Allocation of Purchase Price. The Purchase Price shall be paid to the Company in two (2) parts:

                  (a) Cash at the Closing will be paid to the Stockholders for the Net Book Value of the Company based on the agreed upon tentative valuations subject to receipt of the Audited Balance Sheet and subsequent adjustments; and

                  (b) 1.8 times the Audited Pre-Tax Earnings, based upon tentative calculations subject to receipt of the Audited Financial Statements (including the $131,500 amount described above), shall be paid to the Stockholders in the form of a Convertible Note from the Buyer to the Stockholders in the form attached hereto as Exhibit A (the "Buyer's Note"), bearing an interest rate of 7.5% interest, paid quarterly, with the balance payable in full three (3) year from the date of the Buyer's Note. The Stockholders have the option to convert the Buyer's Note, after twenty-four (24) months, to Common Stock of the Buyer at a conversion price of SEVEN AND 50/100THS DOLLARS ($7.50) per share.

         1.4 Certain Information with Respect to Capital Stock of Company.
As of the date of this Agreement, the authorized capital stock of Company consists of One Thousand (1,000) shares of common stock, par value FIVE DOLLARS ($5.00) per share (the "Company Common Stock"), of which Five Hundred (500) shares are issued and outstanding. The Stockholders hold the respective number of shares of Company Common Stock set forth in Schedule 1.4. All of the assets of the Company, of every kind or nature, whether tangible or intangible, and whether or not on the Balance Sheets of the Company or reflected in the Purchase Price, are owned by the Company and are acquired by the Buyer pursuant to this Agreement (except as identified on Schedule 1.1(c)).

2.     PURCHASE PRICE DETERMINATION

         2.1 Closing Estimates. The parties will meet and, in good faith, determine the estimates for the Purchase Price as described in Section 1.2 hereof, which amounts will be used for the Closing. The final determination of the Purchase Price shall be based upon the issuance of the Audited Financial Statement for the period December 31, 1999 by PricewaterhouseCoopers (the "Auditors"), and in the case of the periods December 31, 1997 and December 31, 1998, based upon the Audited Financial Statements issued by Ernst & Young. To the extent that the determination made by the Buyer and the Stockholders at the Closing are different than that reflected in the financial statements prepared by the Auditors, there will be an appropriate adjustment to the principal amount of the Buyer's Note, which will be initialed by the Buyer and the Stockholders, unless such adjustment exceeds ONE HUNDRED FIFTY THOUSAND DOLLARS ($150,000), in which case the entire adjustment will be allocated to the cash portion of the Purchase Price to the extent the adjustments are related to the Net Book Value or to the Buyer's Note to the extent the adjustments are related to Audited Pre-Tax Earnings. Any cash to be paid to the Buyer by the Stockholders or to the Stockholders by the Buyer will be due within ten (10) days of the determination. If the parties are unable to agree, then the determination will be made by the Auditors. The Auditors' determinations will be binding upon the Buyer and the Stockholders.

3.     CLOSING

         3.1 Location and Date. The Stock Purchase and the other transactions contemplated by this Agreement (the "Closing") shall take place at the offices of the Seller's counsel in Charleston, West Virginia, on March 1, 2000, providing that all conditions to the Closing shall have been satisfied or waived, or at such other time and date as the Buyer, the Company may mutually agree, which date shall be referred to as the "Closing Date." The Closing will be by exchange of facsimile documents followed by exchange of executed original documents.

         3.2 Closing Deliveries.

         (a) At the Closing, the Buyer will deliver to the Stockholders the following:

             (i)   the cash portion of the Purchase Price; and

             (ii)  the Buyer's Note.

         (b) The Stockholders shall deliver to the Buyer at the Closing the certificates representing the Company Common Stock, duly endorsed in blank by the Stockholders, or accompanied by blank irrevocable stock powers, and with all necessary transfer tax and other revenue stamps, acquired at the Stockholders' expense, affixed and canceled and shall take such steps as shall be necessary to cause Company to enter the Buyer or its nominee(s) upon the books of the Company as the holder of the Company Common Stock and to issue one or more share certificates to the Buyer or its nominee(s) representing the Company Common Stock. The Stockholders agree promptly to cure any deficiencies with respect to the endorsement of the certificates or other documents of conveyance with respect to such Company Common Stock or with respect to the stock powers accompanying any Company Common Stock.

4.       REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

         To induce the Buyer to enter into this Agreement and consummate the transactions contemplated hereby, the Stockholders, jointly and severally, each represent and warrant to the Buyer as follows (for purposes of this Agreement, the phrases "knowledge of the Company" or the "Company's knowledge," or words of similar import, mean the knowledge of the Stockholders and the directors and officers of the Company, including facts of which the directors and officers, in the reasonably prudent exercise of their duties, should be aware):

         4.1 Due Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and are duly authorized, qualified and licensed under all applicable laws, regulations, ordinances and orders of public authorities to own, operate and lease its properties and to carry on its business in the places and in the manner as now conducted except where the failure to be so authorized, qualified or licensed would not have a material adverse effect on the business, operations, properties, assets or condition, financial or otherwise, of the Company, taken as a whole ("Material Adverse Effect"). Schedule 4.l hereto contains a list of all jurisdictions in which the Company is authorized or qualified to do business. The Company is in good standing in each such jurisdiction. The Company has delivered to the Buyer true, complete and correct copies of the Articles of Incorporation and Bylaws of the Company. Such Articles of Incorporation and Bylaws are collectively referred to as the "Charter Documents." The Company is not in violation of any Charter Documents. The minute books of the Company has been made available to the Buyer (and as of the Closing, will have been delivered, along with the Company's original stock ledger and corporate seal, to the Buyer) and are correct and, except as set forth in Schedule 4.1, complete in all material respects.

         4.2 Authorization; Validity. The Company has all requisite corporate power and authority to enter into and perform their respective obligations pursuant to the terms of this Agreement. The Company has the full legal right, corporate power and authority to enter into this Agreement and the transactions contemplated hereby. Each Stockholder has the full legal right and authority to enter into this Agreement and the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the performance by the Company of the transactions contemplated herein have been duly and validly authorized by the Board of Directors of the Company and the Stockholders, and this Agreement has been duly and validly authorized by all necessary corporate action. This Agreement is a legal, valid and binding obligation of the Company and each Stockholder, enforceable in accordance with its terms.

         4.3 No Conflicts. The execution, delivery and performance of this Agreement, the consummation of the transactions contemplated hereby, and the fulfillment of the terms hereof will not:

         (a) conflict with, or result in a breach or violation of, any of the Charter Documents;

         (b) conflict with, or result in a default (or an event that would constitute a default but for any requirement of notice or lapse of time or both) under, any document, agreement or other instrument to which the Company or any Stockholder is a party or by which the Company or any Stockholder is bound, or result in the creation or imposition of any lien, charge or encumbrance on any of the Company's properties pursuant to (i) any law or regulation to which the Company or any Stockholder or any of their respective property is subject, or
(ii) any judgment, order or decree to which the Company or any Stockholder is bound or any of their respective property is subject;

         (c) result in termination or any impairment of any permit, license, franchise, contractual right or other authorization of the Company; or

         (d) violate any law, order, judgment, rule, regulation, decree or ordinance to which the Company or any Stockholder is subject or by which the Company or any Stockholder is bound including, without limitation, the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), together with all rules and regulations promulgated thereunder.

         4.4 Capital Stock of the Company. The authorized capital stock of the Company consists of One Thousand (1,000) shares of common stock, FIVE DOLLAR ($5.00) par value, of which Five Hundred (500) shares are issued and outstanding. All of the issued and outstanding shares of the capital stock of the Company has been duly authorized and validly issued, are fully paid and nonassessable and are owned of record and beneficially by the Stockholders in the amounts set forth in Schedule 4.4 free and clear of all Liens (defined below). All of the issued and outstanding shares of the capital stock of the Company was offered, issued, sold and delivered by the Company in compliance with all applicable state and federal laws concerning the issuance of securities. Further, none of such shares was issued in violation of any preemptive rights. There are no voting agreements or voting trusts with respect to any of the outstanding shares of the capital stock of the Company. For purposes of this Agreement, "Lien" means any mortgage, security interest, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge, preference, priority or other security agreement, option, warrant, attachment, right of first refusal, preemptive, conversion, put, call or other claim or right, restriction on transfer (other than restrictions imposed by federal and state securities laws), or preferential arrangement of any kind or nature whatsoever (including any restriction on the transfer of any assets, any conditional sale or other title retention agreement, any financing lease involving substantially the same economic effect as any of the foregoing and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction).

         4.5 Transactions in Capital Stock. No option, warrant, call, subscription right, conversion right or other contract or commitment of any kind exists of any character, written or oral, which may obligate the Company to issue, sell or otherwise cause to become outstanding any shares of capital stock. The Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of their respective equity securities or any interests therein or to pay any dividend or make any distribution in respect thereof. As a result of the Stock Purchase, Buyer will be the record and beneficial owner of all outstanding capital stock of the Company and rights to acquire capital stock of the Company.

         4.6 Subsidiaries, Stock, and Notes.

         (a) Except as set forth on Schedule 4.6(a), the Company has no subsidiaries.

         (b) Except as set forth on Schedule 4.6(b), the Company does not presently own, of record or beneficially, or control, directly or indirectly, any capital stock, securities convertible into capital stock or any other equity interest in any corporation, association or business entity, nor is the Company, directly or indirectly, a participant in any joint venture, partnership or other noncorporate entity.

         (c) Except as set forth on Schedule 4.6(c), there are no promissory notes that have been issued to, or are held by, the Company.

         4.7 Predecessor Status. Schedule 4.7 sets forth a list of all names of all predecessors of the Company, including the names of any entities from which the Company previously acquired significant assets. Except as set forth on
Schedule 4.7, the Company has never been a subsidiary or division of another corporation, nor have they been a part of an acquisition that was later rescinded.

         4.8 Absence of Claims Against the Company. Except as set forth on
Schedule 4.8, no Stockholder has any claims against the Company, and upon consummation of the Stock Purchase and the distribution of the Purchase Price, no Stockholder will have any claims against the Company.

         4.9 The Company's Financial Condition.

         (a) the Company's Net Worth as of December 31, 1999 was not less than ONE MILLION NINE HUNDRED SEVENTY SEVEN THOUSAND FOUR HUNDRED NINETY EIGHT AND 34/100THS DOLLARS ($1,977,498.34).

         (b) the Company's unaudited Net Pre-tax Earnings for the fiscal year ended December 31, 1999 was not less than EIGHT HUNDRED TWELVE THOUSAND TWO HUNDRED THIRTY THREE AND 85/100THS DOLLARS ($812,233.85).

         (c) the inventory, both new and used, reflected in the Unaudited Financial Statements in Section 4.10 below, is attached as Schedule 4.9(c) hereto, and the Company, on or before December 31, 1999, has made all adjustments to the unaudited Pre-Tax Earnings as a result of the status of the inventory as set forth in Schedule 4.9(c) hereto.

         4.10 Financial Statements. Schedule 4.10 includes (a) true, complete and correct copies of each of the Company's unaudited balance sheet and Statement of Income as of December 31, 1999 (the "Company's Financial Statements") (the end of its most recently completed fiscal year) (the "Balance Sheet Date"). Except as noted in the Company Financial Statements, they have been prepared in accordance with GAAP consistently applied, subject to (i) normal year-end adjustments, which individually or in the aggregate will not be material; (ii) the exceptions stated on Schedule 4.10; and (iii) the omission of footnote information. Each balance sheet included in the Company Financial Statements presents fairly the financial condition of the Company as of the date indicated thereon, and each of the income statements included in the Company Financial Statements presents fairly the results of its operations for the periods indicated thereon. Since the dates of the Company Financial Statements, there have been no material changes in the Company's accounting policies other than as requested by the Buyer to conform the Company accounting policies to GAAP.

         4.11 Liabilities and Obligations.

         (a) The Company is not liable for or subject to any liabilities except for:

                  (i) those liabilities reflected on the Interim Balance Sheet and not previously paid or discharged;

                  (ii) those liabilities arising in the ordinary course of its business consistent with past practice under any contract, commitment or agreement specifically disclosed on any Schedule to this Agreement or not required to be disclosed thereon because of the term or amount involved or otherwise; and

                  (iii) those liabilities incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice, which liabilities are not, individually or in the aggregate, material.

         (b) Set forth on Schedule 4.11(b) is, in the case of those liabilities which are not fixed or are contested, a reasonable estimate of the maximum amount which may be payable.

         (c) Schedule 4.11(c) also includes a summary description of all current plans or projects involving the opening of new operations, expansion of any existing operations or the acquisition of any real property or existing business, to which management of the Company has made any material expenditure in the two-year period prior to the date of this Agreement, which if pursued by the Company would require additional material expenditures of capital.

         (d) For purposes of this Section 4.11, the term "liabilities" shall include without limitation any direct or indirect liability, indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, either accrued, absolute, contingent, mature, unmatured or otherwise and whether known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured. Schedule 4.11(d) contains a complete list of all indebtedness of the Company as of the Closing Date.

         4.12 Accounts and Notes Receivable. The Company has delivered to the Buyer a complete and accurate list, as of a date not more than two (2) business days prior to the date hereof, of the accounts and notes receivable of the Company (including without limitation receivables from and advances to employees, the Stockholders and affiliates), which includes an aging of all accounts and notes receivable showing amounts due in 30-day aging categories (collectively, the "Accounts Receivable"). All Accounts Receivable represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. The Accounts Receivable are current and collectible net of any respective reserves shown on the Company's books and records (which reserves are adequate and calculated consistent with past practice). Subject to such reserves, each of the Accounts Receivable will be collected in full, without any set-off, within ninety (90) days after the day on which it first became due and payable. There is no contest, claim, or right of set-off, other than rebates and returns in the ordinary course of business, under any contract with any obligor of an Account Receivable relating to the amount or validity of such Account Receivable.

         4.13 Books and Records. The Company has made and kept books and records and accounts, which, in reasonable detail, accurately and fairly reflect the activities of the Company. The Company has not engaged in any transaction, maintained any bank account, or used any corporate funds except for transactions, bank accounts, and funds which have been and are reflected in its normally maintained books and records.

         4.14 Permits. The Company owns or holds all licenses, franchises, permits and other governmental authorizations, including without limitation permits, titles (including without limitation motor vehicle titles and current registrations), fuel permits, licenses and franchises necessary for the continued operation of their respective business as it is currently being conducted (the "Permits"). The Permits are valid, and the Company has not received any notice that any governmental authority intends to modify, cancel, terminate or fail to renew any Permit. No present or former officer, manager, member or employee of the Company or any affiliate thereof, or any other person, firm, corporation or other entity, owns or has any proprietary, financial or other interest (direct or indirect) in any Permits. The Company has conducted and are conducting their business in compliance with the requirements, standards, criteria and conditions set forth in the Permits and other applicable orders, approvals, variances, rules and regulations and is not in violation of any of the foregoing. The transactions contemplated by this Agreement will not result in a default under, or a breach or violation of, or adversely affect the rights and benefits afforded to the Company by, any Permit.

         4.15 Real Property.

         (a) For purposes of this Agreement, "Real Property" means all interests in real property including, without limitation, fee estates, leaseholds and subleaseholds, purchase options, easements, licenses, rights to access, and rights of way, and all buildings and other improvements thereon, owned or used by the Company, together with any additions thereto or replacements thereof.

         (b) Schedule 4.15(b) contains a complete and accurate description of all Real Property (including street address, owner and Company's use thereof) and, to the Company's knowledge, any Liens on such Real Property. Schedule 4.15(b) indicates whether the Real Property is owned or leased. The Real Property listed on Schedule 4.15(b) includes all interests in real property necessary to conduct the business and operations of the Company.

         (c) Except as set forth in Schedule 4.15(b):

              (i)   The Company does not own any Real Property.

              (ii) The Company has good and valid rights of ingress and egress to and from all Real Property from and to the public street systems for all usual street, road and utility purposes.

              (iii) All water, sewer, gas, electric, telephone and drainage facilities, and all other utilities required by any applicable law or by the use and operation of the Real Property in the conduct of the Company's business are installed to the property lines of the Real Property, are connected pursuant to valid permits to municipal or public utility services or proper drainage facilities, are fully operable and are adequate to service the Real Property in the operation of the Company's business and to permit full compliance with the requirements of all laws in the operation of such business. No fact or condition exists which could result in the termination or material reduction of the current access from the Real Property to existing roads or to sewer or other utility services presently serving the Real Property.

              (iv) The Real Property and all present uses and operations of the Real Property comply with all applicable statutes, rules, regulations, ordinances, orders, writs, injunctions, judgments, decrees, awards or restrictions of any government entity having jurisdiction over any portion of the Real Property (including, without limitation, applicable statutes, rules, regulations, orders and restrictions relating to zoning, land use, safety, health, employment and employment practices and access by the handicapped) (collectively, "Laws"), covenants, conditions, restrictions, easements, disposition agreements and similar matters affecting the Real Property. The Company has obtained all approvals of governmental authorities (including certificates of use and occupancy, licenses and permits) required in connection with the use, occupation and operation of the Real Property.

              (v) There are no pending or, to the Company's knowledge, threatened condemnation, fire, health, safety, building, zoning or other land use regulatory proceedings, lawsuits or administrative actions relating to any portion of the Real Property or any other matters which do or may adversely affect the current use, occupancy or value thereof, nor has the Company or any of the Stockholders received notice of any pending or threatened special assessment proceedings affecting any portion of the Real Property.

              (vi) No portion of the Real Property has suffered any damage by fire or other casualty which has not heretofore been completely repaired and restored to its original condition.

              (vii) There are no parties other than the Company in possession of any of the Real Property or any portion thereof, and there are no leases, subleases, licenses, concessions or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of the Real Property or any portion thereof.

              (viii) There are no service contracts or other agreements relating to the use or operation of the Real Property.

              (ix) No portion of the Real Property is located in a wetlands area, as defined by Laws, or in a designated or recognized flood plain, flood plain district, flood hazard area or area of similar characterization. No commercial use of any portion of the Real Property will violate any requirement of the United States Corps of Engineers or Laws relating to wetlands areas.

              (x) All written leases, subleases, licenses, concession agreements or other use or occupancy agreements pursuant to which the Company leases from any other party any real property, including all amendments, renewals, extensions, modifications or supplements to any of the foregoing or substitutions for any of the foregoing (collectively, the "Leases") are valid and in full force and effect. The Company has provided the Buyer with true and complete copies of all of the Leases, all amendments, renewals, extensions, modifications or supplements thereto, and all material correspondence related thereto, including all correspondence pursuant to which any party to any of the Leases declared a default thereunder or provided notice of the exercise of any options granted to such party under such Lease. The Company does not have any oral leases. The Leases and the Company's interests thereunder are free of all Liens, except as set forth on Schedule 4.15(c).

              (xi) None of the Leases requires the consent or approval of any party thereto in connection with the consummation of the transactions contemplated hereby.

         4.16 Personal Property.

         (a) Schedule 4.16(a) sets forth a complete and accurate list of all personal property included on the Interim Balance Sheet and all other personal property owned or leased by the Company with a current book value in excess of $5,000 both (i) as of the Balance Sheet Date and (ii) acquired since the Balance Sheet Date, including in each case true, complete and correct copies of leases for material equipment and an indication as to which assets are currently owned, or were formerly owned, by any Stockholder or business or personal affiliates of any Stockholder or of the Company.

         (b) The Company currently owns or leases all personal property necessary to conduct the business and operations of the Company as they are currently being conducted.

         (c) All of the trucks and other material machinery and equipment of the Company, including those listed on Schedule 4.16(a), are in good working order and condition, ordinary wear and tear excepted. All leases set forth on Schedule 4.16(a) are in full force and effect and constitute valid and binding agreements of the Company, and the Company is not in breach of any of its terms. All fixed assets used by the Company that are material to the operation of its business are either owned by the Company or leased under an agreement listed on Schedule 4.16(a).

         (d) Attached hereto as Schedule 4.16(d) are all assets personally owned by the Stockholders and which the Stockholders agree to remove prior to the Closing. The Stockholders have no other claims to assets of the Company, except as set forth in Schedule 4.16(d).


         4.17 Intellectual Property.

         (a) The Company is the true and lawful owner of, or is licensed or otherwise possess legally enforceable rights to use, the registered and unregistered Marks listed on Schedule 4.17(a). Such schedule lists (i) all of the Marks registered in the United States Patent and Trademark Office ("PTO") or the equivalent thereof in any state of the United States or in any foreign country, and (ii) all of the unregistered Marks, that the Company now owns or uses in connection with its businesses. Except with respect to those Marks shown as licensed on Schedule 4.17(a), the Company owns all of the registered and unregistered trademarks, service marks, and trade names that they use. The Marks listed on Schedule 4.17(a) will not cease to be valid rights of the Company by reason of the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby. For purposes of this
Section 4.17, the term "Mark" shall mean all right, title and interest in and to any United States or foreign trademarks, service marks and trade names now held by the Company, including any registration or application for registration of any trademarks and services marks in the PTO or the equivalent thereof in any state of the United States or in any foreign country, as well as any unregistered marks used by the Company, and any trade dress (including logos, designs, company names, business names, fictitious names and other business identifiers) used by the Company in the United States or any foreign country.

         (b) The Company is the true and lawful owner of, or is licensed or otherwise possesses legally enforceable rights to use, all rights in the Patents listed on Schedule 4.17(b)(i) and in the Copyright registrations listed on
Schedule 4.17(b)(ii). Such Patents and Copyrights constitute all of the Patents and Copyrights that the Company now own or are licensed to use. The Company owns or is licensed to practice under all patents and copyright registrations that the Company now owns or uses in connection with their businesses. For purposes of this Section 4.17, the term "Patent" shall mean any United States or foreign patent to which the Company has title as of the date of this Agreement, as well as any application for a United States or foreign patent made by the Company; the term "Copyright" shall mean any United States or foreign copyright owned by the Company as of the date of this Agreement, including any registration of copyrights, in the United States Copyright Office or the equivalent thereof in any foreign country, as well as any application for a United States or foreign copyright registration made by the Company.

         (c) The Company is the true and lawful owner of, or is licensed or otherwise possess legally enforceable rights to use, all rights in the trade secrets, franchises, or similar rights (collectively, "Other Rights"). Those Other Rights constitute all of the Other Rights that the Company now own or are licensed to use. The Company owns or is licensed to practice under all trade secrets, franchises or similar rights that they own, use or practice under.

         (d) The Marks, Patents and Copyrights listed on Schedules 4.17(a), 4.17(b)(i) and 4.17(b)(ii), and the Other Rights are referred to collectively herein as the "Intellectual Property." The

Intellectual Property owned by the Company is referred to herein collectively as the "Company Intellectual Property." All other Intellectual Property is referred to herein collectively as the "Third Party Intellectual Property." Except as indicated on Schedule 4.17(d), the Company has no obligations to compensate any person for the use of any Intellectual Property nor has the Company granted to any person any license, option or other rights to use in any manner any Intellectual Property, whether requiring the payment of royalties or not.

         (e) The Company is not, nor will they be as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, in violation of any Third Party Intellectual Property license, sublicense or agreement described in Schedule 4.17(a) or (b). No claims with respect to the Company Intellectual Property or Third Party Intellectual Property are currently pending or, to the knowledge of the Company, are threatened by any person, nor, to the Company's knowledge, do any grounds for any claims exist: (i) to the effect that the manufacture, sale, licensing or use of any product as now used, sold or licensed or proposed for use, sale or license by the Company infringe on any copyright, patent, trademark, service mark or trade secret; (ii) against the use by the Company of any trademarks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in the Company's businesses as currently conducted by the Company; (iii) challenging the ownership, validity or effectiveness of any of the Company Intellectual Property or other trade secret material to the Company; or (iv) challenging the Company's license or legally enforceable right to use of the Third Party Intellectual Property. To the Company's knowledge, there is no unauthorized use, infringement or misappropriation of any of the Company Intellectual Property by any third party. Neither the Company nor any of their subsidiaries (x) have been sued or charged in writing as a defendant in any claim, suit, action or proceeding which involves a claim or infringement of trade secrets, patents, trademarks, service marks, or copyrights and which has not been finally terminated or been informed or notified by any third party that the Company may be engaged in such infringement or (y) have knowledge of any infringement liability with respect to, or infringement by, the Company or any of their subsidiaries of any trade secret, patent, trademark, service mark, or copyright of another.

         (f) All Intellectual Property in the form of computer software that is utilized by the Company in the operation of its business is capable of processing date data between and within the twentieth and twenty-first centuries.

         4.18 Material Contracts and Commitments.

         (a) Schedule 4.18(a) contains a complete and accurate list of all contracts, commitments, leases, instruments, agreements, licenses or permits, written or oral, to which the Company is a party or by which they or their properties are bound (including without limitation, joint venture or partnership agreements, contracts with any labor organizations, employment agreements, consulting agreements, loan agreements, indemnity or guaranty agreements, bonds, mortgages, options to purchase land, liens, pledges or other security agreements) (i) to which the Company and any affiliate of the Company or any officer, director or stockholder of the Company is a party ("Related Party Agreements"); or (ii) that may give rise to obligations or liabilities exceeding, during the current term thereof, $20,000, or that may generate revenues or income exceeding, during the current term thereof, $20,000 (collectively with the Related Party Agreements, the "Material Contracts"). The Company has delivered to the Buyer true, complete and correct copies of the Material Contracts that are in writing. The Company has complied with all of their commitments and obligations and are not in default under any of the Material Contracts, and no notice of default has been received with respect to any thereof, and there are no Material Contracts that were not negotiated at arm's length.

         (b) Each Material Contract is valid and binding on the Company and is in full force and effect and is not subject to any default thereunder by any party obligated to the Company pursuant thereto. The Company will use its best efforts to obtain all necessary consents, waivers and approvals of parties to any Material Contracts that are required in connection with any of the transactions contemplated hereby, or are required by any governmental agency or other third party or are advisable in order that any such Material Contract remain in effect without modification after the Stock Purchase and without giving rise to any right to termination, cancellation or acceleration or loss of any right or benefit ("Third Party Consents"). The Company has no reason to believe that it will be unable to secure the Third Party Consents. All Third Party Consents are listed on Schedule 4.18(b).

         (c) the outstanding balances on all loans or credit agreements either
(i) between the Company and any Person in which any of the Stockholders owns a material interest, or (ii) guaranteed by the Company for the benefit of any Person in which any of the Stockholders owns a material interest, are set forth in Schedule 4.18(c).

         (d) the pledge, hypothecation or mortgage of all or substantially all of the Company's assets (including, without limitation, a pledge of the Company's contract rights under any Material Contract) will not, except as set forth on Schedule 4.18(d), (i) result in the breach or violation of, (ii) constitute a default under, (iii) create a right of termination under, or (iv) result in the creation or imposition of (or the obligation to create or impose) any lien upon any of the assets of the Company (other than a lien created pursuant to the pledge, hypothecation or mortgage described at the start of this
Section 4.18(d)) pursuant to any of the terms and provisions of, any Material Contract to which the Company is a party or by which the property of the Company is bound.

         4.19 Government Contracts.

         (a) except as set forth on Schedule 4.19, neither of the Company is a party to any government contracts.

         (b) the Company has not been suspended or debarred from bidding on contracts or subcontracts for any agency or instrumentality of the United States Government or any state or local government, nor, to the knowledge of the Company, have any suspension or debarment action been threatened or commenced. There is no valid basis for the Company's suspension or debarment from bidding on contracts or subcontracts for any agency of the United States Government or any state or local government.

         (c) except as set forth in Schedule 4.19, neither of the Company has been, nor is it now being, audited, or investigated by any government agency, or the inspector general or auditor general or similar functionary of any government agency or instrumentality, nor, to the knowledge of the Company, has such audit or investigation been threatened.

         (d) the Company does not have any disputes pending before a contracting office of, nor any current claim (other than the Accounts Receivable) pending against, any agency or instrumentality of the United States Government or any state or local government, relating to a contract.

         (e) the Company does not have, with respect to any government contract, received a cure notice advising the Company that they are or were in default or would, if they failed to take remedial action, be in default under such contract.

         (f) the Company has not submitted any inaccurate, untruthful, or misleading cost or pricing data, certification, bid, proposal, report, claim, or any other information relating to a contract to any agency or instrumentality of the United States Government or any state or local government.

         (g) no employee, agent, consultant, representative, or affiliate of the Company is in receipt or possession of any competitor or government proprietary or procurement sensitive information related to the Company business under circumstances where there is reason to believe that such receipt or possession is unlawful or unauthorized.

         (h) the Company's government contracts have been issued, awarded or novated to the Company in the Company's name.

         4.20 Insurance. Schedule 4.20 sets forth a complete and accurate list of all insurance policies carried by the Company and all insurance loss runs or workmen's compensation claims received for the past two policy years. The Company has delivered to the Buyer true, complete and correct copies of all current insurance policies, all of which are in full force and effect. All premiums payable under all such policies have been paid and the Company is otherwise in full compliance with the terms of such policies. Such policies of insurance are of the type and in amounts customarily carried by persons conducting businesses similar to that of the Company. The insurance carried by the Company with respect to its properties, assets and business is, to the Company's knowledge, with financially sound insurers. To the knowledge of the Company, there have been no threatened terminations of, or material premium increases with respect to, any of such policies.

         4.21 Labor and Employment Matters. With respect to employees of and service providers to the Company:

         (a) the Company is and has been in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including without limitation any such laws respecting employment discrimination, workers' compensation, family and medical leave, the Immigration Reform and Control Act, and occupational safety and health requirements, and have not and are not engaged in any unfair labor practice;

         (b) there is not now, nor within the past three years has there been, any unfair labor practice complaint against the Company pending or, to the Company's knowledge, threatened, before the National Labor Relations Board or any other comparable authority;

         (c) there is not now, nor within the past three years has there been, any labor strike, slowdown or stoppage actually pending or, to the Company's knowledge, threatened, against or directly affecting the Company;

         (d) to the Company's knowledge, no labor representation organization effort exists nor has there been any such activity within the past three years;

         (e) no grievance or arbitration proceeding arising out of or under collective bargaining agreements is pending and, to the Company's knowledge, no claims therefor exist or have been threatened;

         (f) the employees of the Company are not and have never been represented by any labor union, and no collective bargaining agreement is binding and in force against the Company or currently being negotiated by the Company;

         (g) all persons classified by the Company as independent contractors do satisfy and have satisfied the requirements of law to be so classified, and the Company has fully and accurately reported their compensation on IRS Forms 1099 when required to do so; and

         (h) Schedule 4.21(h) describes all of the compensation arrangements between the Company and its employees.

         4.22 Employee Benefit Plans. Attached hereto as Schedule 4.22 are complete and accurate copies of all employee benefit plans, all employee welfare benefit plans, all employee pension benefit plans, all multi-employer plans and all multi-employer welfare arrangements (as defined in Sections 3(3), (1), (2), (37) and (40), respectively, of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), which are currently maintained and/or sponsored by the Company, or to which the Company currently contribute, or have an obligation to contribute in the future (including, without limitation, employment agreements and any other agreements containing "golden parachute" provisions and deferred compensation agreements), together with copies of any trusts related thereto and a classification of employees covered thereby (collectively, the "Plans"). Schedule 4.22 sets forth all of the Plans that have been terminated within the past three years.

         All Plans are in substantial compliance with all applicable provisions of ERISA and the regulations issued thereunder, as well as with all other applicable laws, and, in all material respects, have been administered, operated and managed in substantial accordance with the governing documents. All Plans that are intended to qualify (the "Qualified Plans") under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), have been determined by the Internal Revenue Service to be so qualified, and copies of the current plan determination letters, most recent actuarial valuation reports, if any, most recent Form 5500, or, as applicable, Form 5500-C/R filed with respect to each such Qualified Plan or employee welfare benefit plan and most recent trustee or custodian report, are included as part of Schedule 4.22. To the extent that any Qualified Plans have not been amended to comply with applicable law, the remedial amendment period permitting retroactive amendment of such Qualified Plans has not expired and will not expire within 120 days after the Closing Date. All reports and other documents required to be filed with any governmental agency or distributed to plan participants or beneficiaries (including, but not limited to, annual reports, summary annual reports, actuarial reports, PBGC-1 Forms, audits or tax returns) have been timely filed or distributed. None of:
(i) the Stockholders; (ii) any Plan; or (iii) the Company has engaged in any transaction prohibited under the provisions of Section 4975 of the Code or
Section 406 of ERISA. No Plan has incurred an accumulated funding deficiency, as defined in Section 412(a) of the Code and Section 302(1) of ERISA; and the Company does not currently have (nor at the Closing Date will have) any direct or indirect liability whatsoever (including being subject to any statutory lien to secure payment of any such liability), to the Pension Benefit Guaranty Corporation ("PBGC") with respect to any such Plan under Title IV of ERISA or to the Internal Revenue Service for any excise tax or penalty; and the Company nor any member of a "controlled group" (as defined in ERISA Section 4001(a)(14)) currently has (or at the Closing Date will have) any obligation whatsoever to contribute to any "multi-employer pension plan" (as defined in ERISA Section 4001(a)(14)), nor has any withdrawal liability whatsoever (whether or not yet assessed) arising under or capable of assertion under Title IV of ERISA (including, but not limited to, Sections 4201, 4202, 4203, 4204, or 4205 thereof) been incurred by any Plan. Further:

         (a) there have been no terminations, partial terminations or discontinuance of contributions to any Qualified Plan without notice to and approval by the Internal Revenue Service;

         (b) no Plan which is subject to the provisions of Title IV of ERISA has been terminated;

         (c) there have been no "reportable events" (as that phrase is defined in Section 4043 of ERISA) with respect to any Plan which were not properly reported;

         (d) the valuation of assets of any Qualified Plan, as of the Closing Date, shall exceed the actuarial present value of all accrued pension benefits under any such Qualified Plan in accordance with the assumptions contained in the Regulations of the PBGC governing the funding of terminated defined benefit plans;

         (e) with respect to Plans which qualify as "group health plans" under
Section 4980B of the Code and Section 607(1) of ERISA and related regulations (relating to the benefit continuation rights imposed by "COBRA"), the Company and the Stockholders have complied (and on the Closing Date will have complied), in all respects with all reporting, disclosure, notice, election and other benefit continuation requirements imposed thereunder as and when applicable to such plans, and the Company have no (and will incur no) direct or indirect liability and are not (and will not be) subject to any loss, assessment, excise tax penalty, loss of federal income tax deduction or other sanction, arising on account of or in respect of any direct or indirect failure by the Company or the Stockholders, at any time prior to the Closing Date, to comply with any such federal or state benefit continuation requirement, which is capable of being assessed or asserted before or after the Closing Date directly or indirectly against the Company or the Stockholders with respect to such group health plans;

         (f) the Company is not now nor have they been within the past five years a member of a "controlled group" as defined in ERISA Section 4001(a)(14);

         (g) there is no pending litigation, arbitration, or disputed claim, settlement or adjudication proceeding, and to the Company's knowledge, there is no threatened litigation, arbitration or disputed claim, settlement or adjudication proceeding, or any governmental or other proceeding, or investigation with respect to any Plan, or with respect to any fiduciary, administrator, or sponsor thereof (in their capacities as such), or any party in interest thereof;

         (h) the Company Financial Statements as of the Balance Sheet Date reflect the approximate total pension, medical and other benefit expense for all Plans, and no material funding changes or irregularities are reflected thereon which would cause such Company Financial Statements to be not representative of most prior periods; and

         (i) the Company has not incurred liability under Section 4062 of ERISA.

         4.23 Conformity with Law; Litigation.

         (a) except as set forth on Schedule 4.23(a), the Company is not in violation of any law or regulation or under any order of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction which would have a Material Adverse Effect. The Company has conducted and is conducting their business in substantial compliance with the requirements, standards, criteria and conditions set forth in applicable federal, state and local statutes, ordinances, permits, licenses, orders, approvals, variances, rules and regulations and are not in violation of any of the foregoing which might have a Material Adverse Effect.

         (b) no Stockholder has, at any time: (i) committed any criminal act (except for minor traffic violations); (ii) engaged in acts of fraud, gross negligence or moral turpitude; (iii) filed for personal bankruptcy; or (iv) been an officer, director, manager, trustee or controlling shareholder of a company that filed for bankruptcy or Chapter 11 protection while he held such position or within two years thereafter.

         (c) except as set forth on Schedule 4.23(c), there are no claims, actions, suits or proceedings, pending or, to the knowledge of the Company, threatened against or affecting the Company at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over it and no notice of any claim, action, suit or proceeding, whether pending or threatened, has been received. There are no judgments, orders, injunctions, decrees, stipulations or awards (whether rendered by a court or administrative agency or by arbitration) against the Company or against any of their respective properties or business.

         4.24 Taxes.

         (a) (i) Since April 1, 1992, the Company has elected to be an "S corporation" under Subchapter S of the Internal Revenue Code of 1986 ("IRC"), and has timely filed all Tax Returns due on or before the Closing Date and all such Tax Returns are true, correct and complete in all respects. The Company has been a validly electing S corporation within the meaning of IRC Sections 1361 and 1362 at all times since April 1, 1992, and the Company has been an S corporation up to and including the Closing Date.

              (ii) the Company has paid in full on a timely basis all Taxes owed by them, whether or not shown on any Tax Return.

              (iii) there are no ongoing examinations or claims against the Company for Taxes, and no notice of any audit, examination or claim for Taxes, whether pending or threatened, has been received.

              (iv) the Company has had a taxable year ended on December 31, in each year commencing March 1, 1984.

              (v) the Company currently utilizes the accrual method of accounting for income Tax purposes and such method of accounting has not changed in the past 10 years. The Company has not agreed to, and is not and will not be required to, make any adjustments under Code Section 481(a) as a result of a change in accounting methods.

              (vi) the Company has withheld and paid over to the proper governmental authorities all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid to any employee, independent contractor, creditor or third party.

              (vii) copies of (A) any Tax examinations, (B) extensions of statutory limitations for the collection or assessment of Taxes and (C) the Tax Returns of the Company for the last five fiscal years have been delivered to the Buyer.

              (viii) there are (and as of immediately following the Closing there will be) no Liens on the assets of the Company relating to or attributable to Taxes.

              (ix) to the Company's knowledge, there is no basis for the assertion of any claim relating to or attributable to Taxes which, if adversely determined, would result in any Lien on the assets of the Company or otherwise have a Material Adverse Effect.

              (x) there are no contracts, agreements, plans or arrangements, including but not limited to the provisions of this Agreement, covering any employee or former employee of the Company that, individually or collectively, could give rise to any payment (or portion thereof) that would not be deductible pursuant to Sections 280G, 404 or 162 of the Code.

              (xi) except as set forth on Schedule 4.24, the Company is not, and has not been at any time, a party to a tax sharing, tax indemnity or tax allocation agreement, and the Company has not assumed the tax liability of any other person under contract.

              (xii) the Company's tax basis in its assets for purposes of determining its future amortization, depreciation and other federal income tax deductions is accurately reflected on the Company's tax books and records.

         (b) For purposes of this Agreement:

              (i) the term "Tax" shall include any tax or similar governmental charge, impost or levy (including without limitation income taxes, franchise taxes, transfer taxes or fees, sales taxes, use taxes, gross receipt taxes, value added taxes, employment taxes, excise taxes, ad valorem taxes, property taxes, withholding taxes, payroll taxes, minimum taxes or windfall profit taxes) together with any related penalties, fines, additions to tax or interest imposed by the United States or any state, county, local or foreign government or subdivision or agency thereof; and

              (ii) the term "Tax Return" shall mean any return (including any information return), report, statement, schedule, notice, form, estimate or declaration of estimated tax relating to or required to be filed with any governmental authority in connection with the determination, assessment, collection or payment of any tax.

         4.25 Absence of Changes. Since the Balance Sheet Date, the Company has conducted their businesses in the ordinary course and, except as contemplated herein or as set forth on Schedule 4.25, there has not been:

         (a) any material adverse change in the financial condition, assets, liabilities (contingent or otherwise), income or business of the Company;

         (b) any damage, destruction or loss (whether or not covered by insurance) adversely affecting the properties or business of the Company;

         (c) any change in the authorized capital of the Company or in their outstanding securities or any change in their ownership interests or any grant of any options, warrants, calls, conversion rights or commitments;

         (d) any declaration or payment of any dividend or distribution in respect of the capital stock, or any direct or indirect redemption, purchase or other acquisition of any of the capital stock of the Company;

         (e) any increase in the compensation, bonus, sales commissions or fee arrangements payable or to become payable by the Company to any of its officers, directors, Stockholders, employees, consultants or agents, except for ordinary and customary bonuses and salary increases for employees in accordance with past practice;

         (f) any work interruptions, labor grievances or claims filed, or any similar event or condition of any character, which has had a Material Adverse Effect;

         (g) any sale or transfer, or any agreement to sell or transfer, any material assets, property or rights of the Company to any person, including without limitation the Stockholders and their affiliates;

         (h) any cancellation, or agreement to cancel, any indebtedness or other obligation owing to the Company, including without limitation any indebtedness or obligation of the Stockholders and their affiliates, provided that the Company may negotiate and adjust bills in the course of good faith disputes with customers in a manner consistent with past practice;

         (i) any plan, agreement or arrangement granting any preferential rights to purchase or acquire any interest in any of the assets, property or rights of the Company or requiring consent of any party to the transfer and assignment of any such assets, property or rights;

         (j) any purchase or acquisition of, or agreement, plan or arrangement to purchase or acquire, any property, rights or assets outside of the ordinary course of business of the Company;

         (k) any waiver of any material rights or claims of the Company;

         (l) any breach, amendment or termination of any material contract, agreement, license, permit or other right to which the Company is a party;

         (m) any transaction by the Company outside the ordinary course of business;

         (n) any capital commitment by the Company, either individually or in the aggregate, exceeding $25,000;

         (o) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company or the revaluation by the Company of any of their assets;

         (p) any creation or assumption by the Company of any mortgage, pledge, security interest or lien or other encumbrance on any asset (other than liens arising under existing lease financing arrangements which are not material and liens for Taxes not yet due and payable);

         (q) any entry into, amendment of, relinquishment, termination or non-renewal by the Company of any contract, lease transaction, commitment or other right or obligation requiring aggregate payments by the Company in excess of $25,000;

         (r) any loan by the Company to any person or entity, incurred by the Company, of any indebtedness, guaranteed by the Company of any indebtedness, issuance or sale of any debt securities of the Company or guaranteeing of any debt securities of others;

         (s) the commencement or notice or, to the knowledge of the Company, threat of commencement, of any lawsuit or proceeding against, or investigation of, the Company or any of its affairs; or

         (t) any negotiation or agreement by Company or any officer or employee thereof to do any of the things described in the preceding clauses (a) through
(s) (other than negotiations with the Buyer and its representatives regarding the transactions contemplated by this Agreement).

         4.26 Deposit Accounts; Powers of Attorney. Schedule 4.26 sets forth a complete and accurate list as of the date of this Agreement, of:

         (a) the name of each financial institution in which the Company has any account or safe deposit box;

         (b) the names in which the accounts or boxes are held;

         (c) the type of account;

         (d) the name of each person authorized to draw thereon or have access thereto; and

         (e) the name of each person, corporation, firm or other entity holding a general or special power of attorney from the Company and a description of the terms of such power.

         4.27 Environmental Matters.

         (a) Hazardous Material. Other than as set forth on Schedule 4.27(a), no underground storage tanks and no amount of any substance that has been designated by any Governmental Entity or by applicable federal, state, local or other applicable law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, but excluding office and janitorial supplies properly and safely maintained (a "Hazardous Material"), are present in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company have at any time owned, operated, occupied or leased. Schedule 4.24(a) identifies all underground and aboveground storage tanks, and the capacity, age, and contents of such tanks, located on Real Property owned or leased by the Company.

         (b) Hazardous Materials Activities. The Company has not transported, stored, used, manufactured, disposed of or released, or exposed their employees or others to, Hazardous Materials in violation of any law in effect on or before the Closing Date, nor has the Company disposed of, transported, sold, or manufactured any product containing a Hazardous Material (collectively, "Company Hazardous Materials Activities") in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

         (c) Permits. The Company currently holds all environmental approvals, permits, licenses, clearances and consents (the "Environmental Permits") necessary for the conduct of Company Hazardous Material Activities and other business of the Company as such activities and business are currently being conducted. All Environmental Permits are in full force and effect. The Company
(A) are in compliance in all material respects with all terms and conditions of the Environmental Permits and (B) are in compliance in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the laws of all Governmental Entities relating to pollution or protection of the environment or contained in any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder. To the Company's knowledge, there are no circumstances that may prevent or interfere with such compliance in the future. Schedule 4.24(d) includes a listing and description of all Environmental Permits currently held by the Company.

         (d) Environmental Liabilities. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the knowledge of the Company, threatened concerning any Environmental Permit, Hazardous Material or any Company Hazardous Materials Activity. There are no past or present actions, activities, circumstances, conditions, events, or incidents that could involve the Company (or any person or entity whose liability the Company have retained or assumed, either by contract or operation of law) in any environmental litigation, or impose upon the Company (or any person or entity whose liability the Company has retained or assumed, either by contract or operation of law) any environmental liability including, without limitation, common law tort liability.

         4.28 Relations with Governments. The Company has not made, offered or agreed to offer anything of value to any governmental official, political party or candidate for government office, nor has it otherwise taken any action that would cause the Company to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any law of similar effect.

         4.29 Disclosure. The Company has delivered to the Buyer true and complete copies of each agreement, contract, commitment or other document (or summaries thereof) that is referred to in the Schedules or that has been requested in writing by the Buyer. Without limiting any exclusion, exception or other limitation contained in any of the representations and warranties made herein, this Agreement, the Schedules hereto and all other documents and information furnished to the Buyer and its representatives pursuant hereto do not and will not include any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading. If any Stockholder becomes aware of any fact or circumstance which would change a representation or warranty of any Stockholder in this Agreement or any representation made on behalf of the Company, the Stockholder shall immediately give notice of such fact or circumstance to the Buyer. However, such notification shall not relieve the Company or the Stockholder of their respective obligations under this Agreement, and at the sole option of the Buyer, the truth and accuracy of any and all warranties and representations of the Stockholders, at the date of this Agreement and as of the Closing Date, shall be a precondition to the consummation of this Agreement.

         4.30 Affiliates. The Stockholders are the only persons who are, in the reasonable judgment of Company and each of the Stockholders, affiliates of the Company within the meaning of Rule 145 (each such person an "Affiliate") promulgated under the 1933 Act.

         4.31 Location of Chief Executive Offices. Schedule 4.31 sets forth the location of the Company's chief executive offices.

         4.32 Location of Equipment and Inventory. All Inventory and
Equipment held on the date hereof by the Company is located at one of the locations shown on Schedule 4.32. For purposes of this Agreement, (a) the term "Inventory" shall mean any "inventory" as such term is defined in the Uniform Commercial Code on the State of West Virginia (the "West Virginia UCC") owned by the Company as of the date hereof, and, in any event, shall include, but shall not be limited to, all merchandise, inventory and goods, and all additions, substitutions and replacements thereof, wherever located, together with all goods, supplies, incidentals, packaging materials, labels, materials and any other items used or usable in manufacturing, processing, packaging or shipping same; in all stages of production, and all proceeds therefrom; and (b) the term "Equipment" shall mean any "equipment," as such term is defined in the West Virginia UCC, owned by the Company, and, in any event, shall include, but shall not be limited to, all machinery, equipment, furnishings, fixtures and vehicles owned by the Company, wherever located, together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto.

         4.33 Year 2000 Compliance. All software and computer systems utilized by the Company, including any time-and-date related codes, data entry features and internal subroutines thereof, is Year 2000 Compliant (as defined below). "Year 2000 Compliant") shall mean that the software and computer systems can, individually, and in combination and in conjunction with all other systems, products or processes with which they are required or designed to interface, continue to be used normally and to operate successfully (both in functionality and performance in all material respects) over the transition into the twenty-first century when used in accordance with the documentation relating to the products, including being able to, before, on and after January 1, 2000 substantially conform to the following: (i) use logic pertaining to dates which allows users to identify and/or use the century portion of any date fields without special processing; and (ii) respond to all date elements and date input so as to resolve any ambiguity as to century in a disclosed, defined and pre-determined manner and provide date information in ways which are unambiguous as to century, either by permitting or requiring the century to be specified or where the date element is represented without a century, the correct century is unambiguous for all manipulations involving that element.

5.       REPRESENTATIONS OF THE BUYER

         To induce the Company and the Stockholders to enter into this Agreement and consummate the transactions contemplated hereby, the Buyer represents and warrants to the Company and the Stockholders as follows:

         5.1 Due Organization. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is duly authorized, qualified and licensed under all applicable laws, regulations, ordinances and orders of public authorities to own, operate and lease its properties and to carry on its business in the places and in the manner as now conducted, except where the failure to be so authorized, qualified or licensed would not have a material adverse effect on the Buyer. Copies of the Certificate of Incorporation and the Bylaws, each as amended, of the Buyer (collectively, the "Buyer Charter Documents") have been made available to Company. The Buyer is not in violation of any the Buyer Charter Document.

         5.2 Authorization; Validity of Obligations. The representatives of the Buyer executing this Agreement have all requisite corporate power and authority to enter into and bind the Buyer to the terms of this Agreement. The Buyer has the full legal right, power and corporate authority to enter into this Agreement and the transactions contemplated hereby. The execution and delivery of this Agreement by the Buyer and the performance by the Buyer of the transactions contemplated herein have been duly and validly authorized by the Board of Directors of the Buyer, and this Agreement has been duly and validly authorized by all necessary corporate action. This Agreement is a legal, valid and binding obligation of the Buyer enforceable in accordance with its terms.

         5.3 No Conflicts. The execution, delivery and performance of this Agreement, the consummation of the transactions contemplated hereby and the fulfillment of the terms hereof will not:

         (a) conflict with, or result in a breach or violation of the Buyer Charter Documents;

         (b) subject, until the time of Closing, to compliance with any agreements between the Buyer and its lenders, conflict with, or result in a default (or would constitute a default but for a requirement of notice or lapse of time or both) under any document, agreement or other instrument to which the Buyer is a party or by which the Company is bound, or result in the creation or imposition of any lien, charge or encumbrance on any of the Buyer's properties pursuant to (i) any law or regulation to which the Buyer or any of its property is subject, or (ii) any judgment, order or decree to which the Buyer is bound or any of its property is subject;

         (c) result in termination or any impairment of any material permit, license, franchise, contractual right or other authorization of the Buyer; or

         (d) violate any law, order, judgment, rule, regulation, decree or ordinance to which the Buyer is subject, or by which the Buyer is bound, (including, without limitation, the HSR Act, together with all rules and regulations promulgated thereunder).

         (e) The capital stock of the Company will be duly authorized, issued and outstanding, and fully paid and non-assessable.

         5.4 Buyer's Public Reports. Each registration statement, report, proxy statement or information statement prepared by the Buyer since October 31, 1999, in the form (including exhibits, annexes and any amendments thereto) filed with the SEC (collectively, "Buyer's Reports") complied as to form with all applicable requirements under the Securities Act, the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules and regulations thereunder and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into the Buyer's Reports (including the related notes and schedules) fairly presents the consolidated financial position of Buyer and its Subsidiaries as of its date and each of the consolidated statements of income, shareholders' investment and cash flows included in or incorporated by reference into the Buyer's Reports (including any related notes and schedules) fairly presents the consolidated results of operations, statement of shareholders' investment and cash flows, as the case may be, of the Buyer and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to the absence of notes (to the extent permitted by the rules applicable to Form 10-Q) and to normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.

         Except as disclosed in the Buyer's Reports filed prior to the date of this Agreement or in any press releases made by the Buyer, since October 31, 1999, there has not been: (i) any material change in the financial condition, liabilities and assets (taken together), business or results of operations of the Buyer and its Subsidiaries; (ii) any material damage, destruction or other casualty loss with respect to any asset or property owned, leased or otherwise used by the Buyer or any of its Subsidiaries, whether or not covered by insurance; or (iii) any change by the Buyer in accounting principles, practices or methods, except as required by GAAP.

6. COVENANTS

         6.1  Tax Matters.

         (a) the following provisions shall govern the allocation of responsibility as between the Stockholders, on the one hand, and the Company, on the other, for certain tax matters following the Closing Date:

              (i) The Stockholders, at their expense, shall prepare or cause to be prepared and file, or cause to be filed, within the time and in the manner provided by law, all Subchapter S Tax Returns of the Company for all periods ending on or before the Closing Date. The Stockholders shall pay to the Federal and State income tax authorities, on or before the due date of such Tax Returns, the amount of all Taxes shown as due on such Tax Returns. Such Returns shall be prepared and filed in accordance with applicable law and in a manner consistent with past practices and shall be subject to the reasonable review and approval by the Buyer. To the extent reasonably requested by the Stockholders, or required by law, the Buyer and the Company shall participate in the filing of any Tax Returns filed pursuant to this paragraph. It is the intention of the parties that the

Stockholders shall be responsible for State and Federal income taxes for Income of the Company prior to the Closing Date, including any stub period.

              (ii) the Company shall prepare or cause to be prepared and file or cause to be filed any Tax Returns for Tax periods which begin after the Subchapter S Cut-Off Date. For purposes of this Section 6.1, in the case of any Taxes that are imposed on a periodic basis and are payable for a taxable period that includes (but does not end on) the Subchapter S Cut-Off Date, the portion of such Tax which relates to the portion of such taxable period ending on the Subchapter S Cut-Off Date shall (x) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Subchapter S Cut-Off Date and the denominator of which is the number of days in the entire taxable period, and (y) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant taxable period ended on the Subchapter S Cut-Off Date. Any credits relating to a taxable period that begins before and ends after the Subchapter S Cut-Off Date shall be taken into account as though the relevant taxable period ended on the Subchapter S Cut-Off Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Company.

              (iii) the Buyer and the Company on one hand and the Stockholders on the other hand shall (A) cooperate fully, as reasonably requested, in connection with the preparation and filing of Tax Returns pursuant to this
Section 6.1 and any audit, litigation or other proceeding with respect to Taxes;
(B) make available to the other, as reasonably requested, all information, records or documents with respect to Tax matters pertinent to the Company for all periods ending prior to or including the Closing Date; and (C) preserve information, records or documents relating to tax matters pertinent to the Company that is in their possession or under their control until the expiration of any applicable statute of limitations or extensions thereof.

              (iv) the Stockholders shall timely pay all transfer, documentary, sales, use, stamp, registration and other Taxes and fees arising from or relating to the transactions contemplated by this Agreement, and the Stockholders shall, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration, and other Taxes and fees. If required by applicable law, the Buyer and the Company will join in the execution of any such Tax Returns and other documentation.

         (b) At the Buyer's option, the Company and each of the Stockholders will join with the Buyer in making an election under Section 338(h)(10) of the Code (and any corresponding election under state and local law) with respect to the purchase and sale of the stock of the Company hereunder (a "Section 338(h)(10) Election"). Stockholders will include any income, gain, loss, deduction or other item resulting from the Section 338(h)(10) Election on their tax returns to the extent required by applicable law.

         (c) The Buyer, the Company and the Stockholders agree that the Purchase Price and liabilities of the Company will be allocated to the assets of the Company for all purposes as agreed to, and agree to file all tax returns in a manner consistent with such allocations.

         (d) Prior to the Closing, the Company and the Stockholders will not revoke the Company's election to be treated as an S corporation within the meaning of Section 1361 and 1362 and will not take action that will otherwise terminate the Election.

         6.2 Accounts Receivable. The Buyer and the Company will use their reasonable best efforts to collect the Accounts Receivable. The Stockholders will not be required to indemnify the Buyer and the Company for any Accounts Receivable not collected, except with respect to a FORTY THOUSAND DOLLAR ($40,000) receivable owed to the Company by DONNIE MORAN, net of any reserves for that specific receivable.

         6.3 Cooperation.

         (a) the Company, the Stockholders and the Buyer shall each deliver or cause to be delivered to the other on the Closing Date, and at such other times and places as shall be reasonably agreed to, such instruments as the other may reasonably request for the purpose of carrying out this Agreement. In connection therewith, if required, the president or chief financial officer of the Company shall execute any documentation reasonably required by the Buyer's independent public accountants (in connection with such accountants' audit of the Company) or the Nasdaq National Market.

         (b) the Stockholders and the Company shall cooperate and use their reasonable efforts to have the present officers, directors and employees of the Company cooperate with the Buyer on and after the Closing Date in furnishing information, evidence, testimony and other assistance in connection with any filing obligations, actions, proceedings, arrangements or disputes of any nature with respect to matters pertaining to all periods prior to the Closing Date.

         (c) each party hereto shall cooperate in obtaining all consents and approvals required under this Agreement to effect the transactions contemplated hereby.

         (d) the Company, the Stockholders and the Buyer shall file all notices and other information and documents required under the HSR Act (as defined in Section 4.3) as promptly as practicable after the date hereof, unless the Buyer determines that this transaction is exempt from such a requirement.

         6.4 Conduct of Business Pending Closing. Between the date hereof and the Closing Date, the Company will (except as requested or agreed by the Buyer):

         (a) carry on its business in substantially the same manner as it has heretofore and not introduce any material new method of management, operation or accounting;

         (b) maintain its properties and facilities, including those held under leases, in as good working order and condition as at present, ordinary wear and tear excepted;

         (c) perform all of its obligations under agreements relating to or affecting its respective assets, properties or rights;

         (d) keep in full force and effect present insurance policies or other comparable insurance coverage;

         (e) use all commercially reasonable efforts to maintain and preserve its business organization intact, retain its present officers and key employees and maintain its relationships with suppliers, vendors, customers, creditors and others having business relations with it;

         (f) maintain compliance with all permits, laws, rules and regulations, consent orders, and all other orders of applicable courts, regulatory agencies and similar governmental authorities;

         (g) not disposing of any of its assets, except in the ordinary course of business;

         (h) not materially increase the annual level of compensation for any employees;

         (i) not increase, terminate, amend or otherwise modify any plan for the benefit of employees.

         (j) not borrow any funds under existing credit lines other than in the ordinary course of business.

         6.5 Access to Information. Between the date of this Agreement and the Closing Date, the Company will afford to the officers and authorized representatives of the Buyer access to (i) all of the sites, properties, books and records of the Company and (ii) such additional financial and operating data and other information as to the business and properties of the Company as the Buyer may from time to time reasonably request, including without limitation, access upon reasonable request to the Company's employees, customers, vendors, suppliers and creditors for due diligence inquiry. No information or knowledge obtained in any investigation pursuant to this Section 6.5 shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Stock Purchase.

         6.6 Prohibited Activities. Between the date hereof and the Closing Date, the Company will not, without the prior written consent of the Buyer:

         (a) make any change in its Articles of Incorporation or Bylaws, or authorize or propose the same;

         (b) issue, deliver or sell, authorize or propose the issuance, delivery or sale of any securities, options, warrants, calls, conversion rights or commitments relating to its securities of any kind, or authorize or propose any change in its equity capitalization, or issue or authorize the issuance of any debt securities;

         (c) declare or pay any dividend, or make any distribution (whether in cash, stock or property) in respect of its stock whether now or hereafter outstanding, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or purchase, redeem or otherwise acquire or retire for value any shares of its stock;

         (d) enter into any contract or commitment or incur or agree to incur any liability or make any capital expenditures, or guarantee any indebtedness, except in the ordinary course of business and consistent with past practice, in an amount in excess of TWENTY THOUSAND DOLLARS ($20,000), including contracts to provide services to customers;

         (e) increase the compensation payable or to become payable to any officer, director, Stockholder, employee, agent, representative or independent contractor; make any bonus or management fee payment to any such person; make any loans or advances; adopt or amend any Company Plan or Company Benefit Arrangement; or grant any severance or termination pay;

         (f) create or assume any mortgage, pledge or other lien or encumbrance upon any assets or properties whether now owned or hereafter acquired;

         (g) sell, assign, lease, pledge or otherwise transfer or dispose of any property or equipment except in the ordinary course of business consistent with past practice;

         (h) acquire or negotiate for the acquisition of (by stock purchase, consolidation, purchase of a substantial portion of assets or otherwise) any business or the start-up of any new business, or otherwise acquire or agree to acquire any assets that are material, individually or in the aggregate, to the Company;

         (i) merge or consolidate or agree to merge or consolidate with or into any other corporation;

         (j) waive any material rights or claims of the Company, provided that the Company may negotiate and adjust bills in the course of good faith disputes with customers in a manner consistent with past practice;

         (k) commit a breach of or amend or terminate any material agreement, permit, license or other right;

         (l) enter into any other transaction (i) that is not negotiated at arm's length with a third party not affiliated with the Company or any officer, director or Stockholder of the Company or (ii) outside the ordinary course of business consistent with past practice or (iii) prohibited hereunder;

         (m) commence a lawsuit other than for routine collection of bills;

         (n) revalue any of its assets, including without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice;

         (o) make any tax election other than in the ordinary course of business and consistent with past practice, change any tax election, adopt any tax accounting method other than in the ordinary course of business and consistent with past practice, change any tax accounting method, file any Tax Return (other than any estimated tax returns, payroll tax returns, withholding tax returns or sales tax returns) or any amendment to a Tax Return, enter into any closing agreement, settle any tax claim or assessment, or consent to any tax claim or assessment, without the prior written consent of the Buyer; or

         (p) take, or agree (in writing or otherwise) to take, any of the actions described in Sections 6.6(a) through (o) above, or any action which would make any of the representations and warranties of the Company and the Stockholders contained in this Agreement untrue or result in any of the conditions set forth in Articles 7 and 8 not being satisfied.

         6.7 Notice to Bargaining Agents. Prior to the Closing Date, the Company shall satisfy any requirement for notice of the transactions contemplated by this Agreement under applicable collective bargaining agreements, if requested by the Buyer in writing, and shall provide the Buyer with proof that any required notice has been sent.

         6.8 Real Estate Lease. Within sixty (60) days of the Closing, the Company and the Stockholders shall have entered into a real estate lease which is acceptable to the Buyer, and which will include the following terms:

              (a) The triple net lease of all existing occupied real estate will be for five (5) year terms, at its fair market value based upon the Buyer's third party appraisal, at the market capitalization rate not to exceed Nine Percent (9%) per year the first term annual rent and for two five (5) year renewal terms at the option of the Company exercised within one hundred eighty
(180) days of the expiration of the initial term or any renewal term, which will be subject to adjustment to local CPI at each subsequent renewals.

              (b) The Buyer is to assume all taxes, insurance and reasonable non-structural maintenance during the period of each lease term.

              (c) All leasehold improvements expensed by the Company through the Closing shall remain the expense of the Company and the asset value shall be allocated to the real estate leased by the Buyer. A list of such improvements is attached hereto as Schedule 1.1(a). This also shall include shop lifts, signage, exterior lighting and fencing. The Company agrees to pave the gravel entrance road and primary display area at the dealership. The Company also agrees to improve all lighting in the premises product display areas.

              (d) The Stockholders will grant to the Company an option to purchase the property at its fair market value within one hundred eighty (180) days prior to the end of the initial term or any renewal term of the Lease. The purchase price will be cash and will be determined by a fair market value appraisal based upon an appraisal secured by the Buyer from a third party appraiser. The Closing will occur within sixty (60) days notice by the Company to the Stockholders of its intention to exercise this purchase option.

         6.9 Personal Guarantees. The Buyer will indemnify and hold harmless the Stockholders from all personal guarantees executed by the Stockholders and disclosed in Schedule 6.9 hereof. In addition, the Buyer shall cause the termination and cancellation of the Stockholders' floor plan guarantees described in Schedule 6.9 hereof, and a release of any mortgages on the leases, within six (6) months of the Closing Date, but the Stockholders agree to continue such guarantees and security for that six (6) month period.

         6.10 Form S-3 Registration Rights. Upon the conversion of the Buyer's Note, the Stockholders shall have the right to require a Form S-3 Registration Statement to be filed for the underlying Shares. Upon receipt of such notice, the Buyer will file a Form S-3 Registration

Statement within thirty (30) days after the filing of the Buyer's next Form 10-K or Form 10-KSB subject to the normal indemnifications and other provisions of the Buyer's standard Registration Rights Agreement, and will use its best efforts to cause such Registration Statement to become effective and to remain effective for a period of twelve (12) months.

       The Stockholders agree that they will not sell the Shares until registered by the Buyer and, thereafter, they will not sell more than Five Percent (5%) of the total amount of converted Shares in any one calendar month.

         6.11 Piggyback Registration Rights. If at any time after the conversion of the Buyer's Note the Buyer shall propose to register any of its shares for sale or disposition, for its own account for cash under the 1933 Act in a Public Offering on Form S-1 or S-2 (the "Qualified Public Offering"), and if the Shares have not been registered under Section 6.10 above, the Company shall:

              (i) Promptly give to the Stockholders at least thirty (30) days' written notice prior to the filing thereof (which shall include, if then determined, the proposed date on which the registration statement is to be filed, the proposed price and registration price per share, the number of shares proposed to be included in such registration, the identity of any proposed selling stockholders and a list of the jurisdictions in which the Company intends to attempt to qualify such securities under the applicable blue sky or other state securities laws); and

              (ii) Include in such registration (and any related qualification under blue sky laws or other compliance), and in any underwriting involved therein, a portion of the Shares which are specified in a written request, or requests, made by the Buyer within ten (10) days after receipt of such written notice from the Buyer by the Purchaser.

         The rights of the Stockholders to registration pursuant to this section shall be conditioned upon the Stockholders' participation in any underwriting relating to the Buyer's registered public offering. The Stockholders shall (together with the Company) enter into an underwriting agreement in customary form with the underwriter or underwriters selected by the Buyer. The Buyer will use its best efforts to include the Stockholders' Shares in the Qualified Public Offering. Notwithstanding any provision of this section, if the underwriter, in its sole discretion, determines that marketing factors require a limitation of the number of securities to be underwritten, or that the Qualified Public Offering be limited to shares offered by the Stockholders only, the underwriter may exclude some or all of the Stockholders' shares for which the Stockholders seek registration from inclusion in the registration and underwriting; which reduction shall be pro rata among the Stockholders; PROVIDED, HOWEVER, in the event that there are other stockholders in addition to the Stockholders who have exercised their piggyback registration rights with respect to a Qualified Public Offering and the underwriter has exercised its right to limit or "cut-back" the number of shares of Common Stock to be sold in such Offering, the Shares of Common Stock held by the Stockholders shall be included in such Offering prior to the inclusion of shares of any other stockholder who is not a Stockholder. The rights under this Section 6.11 will terminate at the time of the effectiveness of the Form S-3 Registration set forth in Section 6.10 above. The Shares will be subject to the normal indemnification and other provisions of the Buyer's standard Registration Rights Agreement.

7.       CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE BUYER

         The obligation of the Buyer to effect the Stock Purchase is subject to the satisfaction or waiver, at or before the Closing Date, of the following conditions and deliveries:

         7.1 Representations and Warranties; Performance of Obligations. All of the representations and warranties of the Stockholders and the Company contained in this Agreement shall be true, correct and complete on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date; all of the terms, covenants, agreements and conditions of this Agreement to be complied with, performed or satisfied by the Company and the Stockholders on or before the Closing Date shall have been duly complied with, performed or satisfied; and a certificate to the foregoing effects dated the Closing Date and signed on behalf of the Company and by each of the Stockholders shall have been delivered to the Buyer.

         7.2 No Litigation. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or provision challenging the Buyer's proposed acquisition of the Company, or limiting or restricting the Buyer's conduct or operation of the business of the Company (or their own businesses) following the Stock Purchase shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending. There shall be no action, suit, claim or proceeding of any nature pending or threatened against the Buyer or the Company, their respective properties or any of their officers or directors, that could materially and adversely affect the business, assets, liabilities, financial condition, results of operations or prospects of the Company.

         7.3 No Material Adverse Change. There shall have been no material adverse changes in the business, operations, affairs, prospects, properties, assets, existing and potential liabilities, obligations, profits or condition (financial or otherwise) of the Company, taken as a whole, since the Balance Sheet Date; and the Buyer shall have received a certificate signed by each Stockholder dated the Closing Date to such effect.

         7.4 Consents and Approvals. All necessary consents of, and filings with, any governmental authority or agency or third party, relating to the consummation by the Company and the Stockholders of the transactions contemplated hereby, shall have been obtained and made. Any waiting period applicable to the consummation of the Stock Purchase under the HSR Act shall have expired or been terminated, and no action by the Department of Justice or Federal Trade Commission challenging or seeking to enjoin the consummation of the transactions contemplated hereby shall be pending.

         7.5 Opinion of Counsel. The Buyer shall have received an opinion from counsel to Company and the Stockholders, dated the Closing Date, in a form reasonably satisfactory to the Buyer.

         7.6 Charter Documents; Certificate of Good Standing. The Buyer shall have received (a) a copy of the Articles of Incorporation of the Company certified by an appropriate authority in their respective state of incorporation, (b) a copy of the Bylaws of the Company certified by the Secretary of the Company, and such documents shall be in form and substance reasonably acceptable to the

Buyer and (c) a Good Standing Certificate from an appropriate authority in the state of incorporation and any state in which they do business.

         7.7 Board of Directors Approval. The Board of Directors of the Buyer shall have approved the transaction contemplated by this Agreement.

         7.8 Quarterly Financial Statements. The Buyer shall have received from the Company completed quarterly financial statements through December 31, 1999 in a form reasonably satisfactory to the Buyer.

         7.9 Due Diligence Review. The Company shall have made such deliveries as are called for by this Agreement. The Buyer shall be fully satisfied in its sole discretion with the results of its review of all of the Schedules, whether delivered before or after the execution hereof, and such deliveries, and its review of, and other due diligence investigations with respect to, the business, operations, affairs, prospects, properties, assets, existing and potential liabilities, obligations, profits and condition (financial or otherwise) of the Company.

         7.10 Employment. ERNEST DAVIS, JR. shall have entered into an Employment Agreement with the Company or the Buyer in the form attached hereto as Exhibit B.

         7.11 Stockholders' Release. The Stockholders shall each have delivered to the Buyer an instrument dated the Closing Date releasing the Company and the Buyer from any and all claims of such Stockholder against the Company.

         7.12 Resignation of Directors and Officers. Each Officer and Director of the Company will have resigned in writing, and shall have appointed nominees selected by the Buyer in those capacities.

         7.13 Real Estate Condition.

              (a) The Company is to warrant, at the Closing, to the Buyer that leasehold improvements include all compressors, air conditioners, heating systems, lifts, electrical systems and pavement surfaces are in good working order and condition at the Closing.

              (b) The Company is to warrant at date of closing that all real estate to be leased by the Buyer meets all local, state and federal applicable codes and standards to conduct the intended business.

         7.14 Stock Certificates. The Stockholders will have delivered certificates for the Shares fully endorsed for transfer to the Buyer.

 8.      CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE COMPANY AND
         THE STOCKHOLDERS

         The obligation of the Stockholders and the Company to effect the Stock Purchase are subject to the satisfaction or waiver, at or before the Closing Date, of the following conditions and deliveries:

         8.1 Representations and Warranties; Performance of Obligations. All of the representations and warranties of the Buyer contained in this Agreement shall be true, correct and complete on and as of the Closing Date with the same effect as though such representations and warranties had been made as of such date; all of the terms, covenants, agreements and conditions of this Agreement to be complied with, performed or satisfied by the Buyer on or before the Closing Date shall have been duly complied with, performed or satisfied; and a certificate to the foregoing effects dated the Closing Date and signed by the President or any Vice President of the Buyer shall have been delivered to Company and the Stockholders.

         8.2 No Litigation. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or provision challenging the Buyer's proposed acquisition of the Company, or limiting or restricting the Buyer's conduct or operation of the business of the Company (or their own businesses) following the Stock Purchase shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending. There shall be no action, suit, claim or proceeding of any nature pending or threatened, against the Buyer or the Company, their respective properties or any of their officers or directors, that could materially and adversely affect the business, assets, liabilities, financial condition, results of operations or prospects of the Buyer and its subsidiaries taken as a whole.

         8.3 Consents and Approvals. All necessary consents of, and filings with, any governmental authority or agency or third party relating to the consummation by the Buyer of the transactions contemplated herein, shall have been obtained and made. Any waiting period applicable to the consummation of the Stock Purchase under the HSR Act shall have expired or been terminated, and no action by the Department of Justice or Federal Trade Commission challenging or seeking to enjoin the consummation of the transactions contemplated hereby shall be pending.

         8.4 Employment Agreement. ERNEST DAVIS, JR. shall have entered into an employment agreement with the Company or the Buyer in the form attached as Exhibit B.

         8.5 Opinion of Counsel. The Company shall have received an opinion of counsel to the Buyer dated the Closing Date which is reasonably satisfactory to the Company.

 9.      INDEMNIFICATION

         9.1 General Indemnification by the Stockholders. Each Stockholder, jointly and severally, covenants and agrees to indemnify, defend, protect and hold harmless the Buyer and its officers, directors, employees, stockholders, assigns, successors and affiliates (individually, an "Indemnified Party" and collectively, "Indemnified Parties") from, against and in respect of:

         (a) all liabilities, losses, claims, damages, punitive damages, causes of action, lawsuits, administrative proceedings (including informal proceedings), investigations, audits, demands, assessments, adjustments, judgments, settlement payments, deficiencies, penalties, fines, interest (including interest from the date of such damages) and costs and expenses (including without limitation reasonable attorneys' fees and disbursements of every kind, nature and description)

(collectively, "Damages") suffered, sustained, incurred or paid by the Indemnified Parties in connection with, resulting from or arising out of, directly or indirectly:

              (i) any liability which is not an Assumed Liability;

              (ii) any breach of any representation or warranty of the Stockholders or the Company set forth in this Agreement or any Schedule or certificate, delivered by or on behalf of any Stockholder or the Company in connection herewith; or

              (iii) any nonfulfillment of any covenant or agreement by the Stockholders or, prior to the Closing Date, the Company, under this Agreement; or

              (iv) the business, operations or assets of the Company prior to the Closing Date or the actions or omissions of Company's directors, officers, shareholders, employees or agents prior to the Closing Date, other than Damages arising from matters expressly disclosed in the Company Financial Statements, this Agreement or the Schedules to this Agreement; or

              (v) the matters disclosed on Schedules 4.23 (conformity with law; litigation), 4.24 (taxes) and 4.27 (environmental matters); and

         (b) any and all Damages incident to any of the foregoing or to the enforcement of this Section 9.1.

         (c) any judgment, and all legal fees and costs, incurred by the Company related to the Linkerhoker case.

         9.2 Limitation and Expiration. Notwithstanding the above:

         (a) there shall be no liability for indemnification under Section 9.1(a) and (b), unless, and solely to the extent that, the aggregate amount of Damages (such aggregate amount shall not include any Damages resulting from a breach of representations and warranties in Section 4.9(a)) exceeds TEN THOUSAND DOLLARS ($10,000) (the "Indemnification Threshold"); PROVIDED, HOWEVER, that the Indemnification Threshold shall not apply to (i) adjustments to the Purchase Price as set forth in Sections 1.2 and 2.1; (ii) Damages arising out of any breaches of the covenants of the Stockholders set forth in this Agreement or representations and warranties made in Sections 4.4 (capital stock of Company),
4.5 (transactions in capital stock), 4.9 (Company financial conditions), 4.18 (material contracts and commitments), 4.23 (conformity with law; litigation),
4.24 (taxes) and 4.27 (environmental matters); or (iii) Damages described in Sections 9.1(a)(iv) and 9.1(b).

         (b) the aggregate amount of the Stockholders' liability under this
Article 9 shall not exceed the Purchase Price; provided, however, that the Stockholders' liability for Damages arising out of any breaches of the representations made in Sections 4.24 (taxes) or 4.27 (environmental matters) or Damages described in Sections 9.1(a)(ii), 9.1(a)(iv) and 9.1(b) shall not be subject to such limitation;

         (c) the indemnification obligations under this Article 9, or under any certificate or writing furnished in connection herewith, shall terminate:

         (i) on the second Anniversary Date of the closing Date;

         (ii) the final resolution of claims or demands pending as of the relevant dates described in clause (i) of this Section 9.2(c) (such claims referred to as "Pending Claims").

         9.3 Indemnification Procedures. All claims or demands for indemnification under this Article 9 ("Claims") shall be asserted and resolved as follows:

         (a) in the event that any Indemnified Party has a Claim against any party obligated to provide indemnification pursuant to Section 9.1 hereof (the "Indemnifying Party") which does not involve a Claim being asserted against or sought to be collected by a third party, the Indemnified Party shall with reasonable promptness notify the Stockholders' Representative of such Claim, specifying the nature of such Claim and the amount or the estimated amount thereof to the extent then feasible (the "Claim Notice"). If the Stockholders' Representative does not notify the Indemnified Party within thirty days after the date of delivery of the Claim Notice that the Indemnifying Party disputes such Claim, with a detailed statement of the basis of such position, the amount of such Claim shall be conclusively deemed a liability of the Indemnifying Party hereunder. In case an objection is made in writing in accordance with this
Section 9.3(a), the Indemnified Party shall respond in a written statement to the objection within thirty days and, for sixty days thereafter, attempt in good faith to agree upon the rights of the respective parties with respect to each of such Claims (and, if the parties should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties).

         (b) (i) in the event that any Claim for which the Indemnifying Party would be liable to an Indemnified Party hereunder is asserted against an Indemnified Party by a third party (a "Third-Party Claim"), the Indemnified Party shall deliver a Claim Notice to the Stockholders' Representative. The Stockholders' Representative shall have thirty days from the date of delivery of the Claim Notice to notify the Indemnified Party (A) whether the Indemnifying Party disputes liability to the Indemnified Party hereunder with respect to the Third-Party Claim, and, if so, the basis for such a dispute, and (B) if such party does not dispute liability, whether or not the Indemnifying Party desires, at the sole cost and expense of the Indemnifying Party, to defend against the Third-Party Claim, provided that the Indemnified Party is hereby authorized (but not obligated) to file any motion, answer or other pleading and to take any other action which the Indemnified Party shall deem necessary or appropriate to protect the Indemnified Party's interests.

              (ii) in the event that Stockholders' Representative timely notifies the Indemnified Party that the Indemnifying Party does not dispute the Indemnifying Party's obligation to indemnify with respect to the Third-Party Claim, the Indemnifying Party shall defend the Indemnified Party against such Third-Party Claim by appropriate proceedings, provided that, unless the Indemnified Party otherwise agrees in writing, the Indemnifying Party may not settle any Third-Party Claim (in whole or in part) if such settlement does not include a complete and unconditional release of the Indemnified Party. If the Indemnified Party desires to participate in, but not control, any such defense or settlement the Indemnified Party may do so at its sole cost and expense. If the Indemnifying Party elects not to defend the Indemnified Party against a Third-Party Claim, whether by failure of such party to give the Indemnified Party timely notice as provided herein or otherwise, then the Indemnified Party, without waiving any rights against such party, may settle or defend against such Third-Party Claim in the Indemnified Party's sole discretion and the Indemnified Party shall be entitled to recover from the Indemnifying Party the amount of any settlement or judgment and, on an ongoing basis, all indemnifiable costs and expenses of the Indemnified Party with respect thereto, including interest from the date such costs and expenses were incurred.

              (iii) if at any time, in the reasonable opinion of the Indemnified Party, notice of which shall be given in writing to the Stockholders' Representative, any Third-Party Claim seeks material prospective relief which could have an adverse effect on any Indemnified Party or the Surviving Corporation or any subsidiary, the Indemnified Party shall have the right to control or assume (as the case may be) the defense of any such Third-Party Claim and the amount of any judgment or settlement and the reasonable costs and expenses of defense shall be included as part of the indemnification obligations of the Indemnifying Party hereunder. If the Indemnified Party elects to exercise such right, the Indemnifying Party shall have the right to participate in, but not control, the defense of such Third-Party Claim at the sole cost and expense of the Indemnifying Party.

         (c) nothing herein shall be deemed to prevent the Indemnified Party from making a Claim, and an Indemnified Party may make a Claim hereunder, for potential or contingent Damages provided the Claim Notice sets forth the specific basis for any such potential or contingent claim or demand to the extent then feasible and the Indemnified Party has reasonable grounds to believe that such Claim may be made.

         (d) subject to the provisions of Section 9.2, the Indemnified Party's failure to give reasonably prompt notice as required by this Section 9.3 of any actual, threatened or possible claim or demand which may give rise to a right of indemnification hereunder shall not relieve the Indemnifying Party of any liability which the Indemnifying Party may have to the Indemnified Party unless the failure to give such notice materially and adversely prejudiced the Indemnifying Party.

         (e) the parties will make appropriate adjustments for any Tax benefits, Tax detriments or insurance proceeds in determining the amount of any indemnification obligation under this Article 9, provided that no Indemnified Party shall be obligated to continue pursuing any payment pursuant to the terms of any insurance policy.

         9.4 Survival of Representations Warranties and Covenants. All representations, warranties and covenants made by the Company, the Stockholders, and the Buyer in or pursuant to this Agreement or in any document delivered pursuant hereto shall be deemed to have been made on the date of this Agreement (except as otherwise provided herein) and, if a Closing occurs, as of the Closing Date. The representations of the Company and the Stockholders will survive the Closing and will remain in effect until, and will expire upon, the termination of the indemnification obligations as provided in Section 9.2. The representations of the Buyer will survive the Closing and will remain in effect until, and will expire upon the first anniversary of the Closing date.

         9.5 Remedies Cumulative. The remedies set forth in this Article 9 are cumulative and shall not be construed to restrict or otherwise affect any other remedies that may be available to the Indemnified Parties under any other agreement or pursuant to statutory or common law.

         9.6 Right to Set Off. The Buyer shall have the right, but not the obligation, to set off, in whole or in part, against the Buyer's Promissory Note, amounts finally determined under Section 9.3 to be owed to the Buyer by the Stockholders under this Agreement.

10.      NONCOMPETITION

         10.1 Prohibited Activities. The Stockholders agree that for a period of the greater of: (i) three (3) years following the Closing, or (ii) three (3) years following Stockholders termination of employment with the Company or the Buyer they shall not:

         (a) engage, as an officer, director, shareholder, owner, partner, joint venturer, or in a managerial capacity, whether as an employee, independent contractor, consultant or advisor, or as a sales representative, in any business selling any products or services in direct competition with the Company or the Buyer, including without limitation the importing, brokerage, manufacture, assembly, packaging, distribution, shipping or marketing of motor vehicles, recreational vehicles, trailers, boats or water craft sold by the Buyer or the Company (including, without limitation, hardgoods), or any business engaging in the consolidation of the industry involving motor vehicles, recreational vehicles, trailers, boats or water craft industries, within the states of West Virginia, Virginia, Pennsylvania and Maryland or where the Buyer has letters of intent to purchase entities (the "Territory");

         (b) call upon any person who is, at that time, within the Territory, an employee of the Buyer or any subsidiary of the Buyer in a managerial capacity for the purpose or with the intent of enticing such employee away from or out of the employ of the Buyer or such subsidiary;

         (c) call upon any person or entity which is, at that time, or which has been, within one year prior to that time, a customer of the Buyer or any subsidiaries of the Buyer, the Company within the Territory for the purpose of soliciting or selling motor vehicles, recreational vehicles, trailers, boats or watercraft sold by the Buyer or the Company within the Territory;

         (d) call upon any prospective acquisition candidate, on their own behalf or on behalf of any competitor, which candidate was either called upon by any of them or for which any of them made an acquisition analysis for themselves or the Buyer or any subsidiaries of the Buyer, the Company; or

         (e) disclose customers, whether in existence or proposed, of the Company to any person, firm, partnership, corporation or business for any reason or purpose whatsoever.

         (f) undertake any solicitations or transactions through the internet or world wide web which has the same effect as the foregoing.

         Notwithstanding the above, the foregoing covenant shall not be deemed to prohibit Stockholders from (i) acquiring as an investment not more than one percent of the capital stock of a competing business, whose stock is traded on a national securities exchange or in the over-the-counter market or (ii) engaging in any activity to which the Buyer shall have provided its prior written consent.

         10.2 Damages. Because of the difficulty of measuring economic losses to the Buyer and the Surviving Corporation as a result of the breach of the foregoing covenant, and because of the immediate and irreparable damage that would be caused to the Buyer and the Surviving Corporation for which they would have no other adequate remedy, the Stockholders agree that, in the event of a breach by them of the foregoing covenant, the covenant may be enforced by the Buyer or the Surviving Corporation by, without limitation, injunctions and restraining orders.

         10.3 Reasonable Restraint. It is agreed by the parties that the foregoing covenants in this Article 10 impose a reasonable restraint on the Stockholders in light of the activities and business of the Buyer on the date of the execution of this Agreement and the current and future plans of the Buyer and the Surviving Corporation (as successors to the businesses of Company).

         10.4 Severability; Reformation. The covenants in this Article 10 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and the Agreement shall thereby be reformed.

         10.5 Independent Covenant. All of the covenants in this Article 10 shall be construed as an agreement independent of any other provision of this Agreement, and the existence of any claim or cause of action of the Stockholders against the Company, the Surviving Corporation or the Buyer, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement of such covenants. It is specifically agreed that the period of two years stated above, shall be computed by excluding from such computation any time during which any Stockholder is in violation of any provision of this
Article 10 and any time during which there is pending in any court of competent jurisdiction any action (including any appeal from any judgment) brought by any person, whether or not a party to this Agreement, in which action the Buyer or the Surviving Corporation seeks to enforce the agreements and covenants of the Stockholders or in which any person contests the validity of such agreements and covenants or their enforceability or seeks to avoid their performance or enforcement; provided, however, that if any Stockholder is found not to be in violation of the agreements or covenants in any such activity the period during which the action was pending shall not be excluded from such computation.

         10.6 Materiality. The Company and each Stockholder hereby agree that the covenants set forth in this Article 10 are a material and substantial part of the transactions contemplated by this Agreement, supported by adequate consideration.

11.      NONDISCLOSURE OF CONFIDENTIAL INFORMATION

         11.1 Stockholders. The Stockholders recognize and acknowledge that they have in the past, currently have, and in the future may possibly have, access to certain confidential information of the Company, such as lists of customers, operational policies, and pricing and cost policies that are valuable, special and unique assets of the Company and the Company's business. The Stockholders agree that they will not disclose any confidential information to any person, firm, corporation, association or other entity for any purpose or reason whatsoever, except to authorized representatives of the Buyer, unless the Stockholders can show that such information has become known to the public generally through no fault of the Stockholders. In the event of a breach or threatened breach by the Stockholders of the provisions of this Article 11, the Buyer and the Surviving Corporation shall be entitled to an injunction restraining the Stockholders from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting the Buyer and the Surviving Corporation from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages.

         11.2 The Buyer. The Buyer recognizes and acknowledges that it has in the past, currently has, and prior to the Closing Date will have, access to certain confidential information of Company, such as lists of customers, operational policies, pricing and cost policies that are valuable, special and unique assets of the Company and the Company's business. The Buyer agrees that it will not disclose any confidential information to any person, firm, corporation, association, or other entity for any purpose or reason whatsoever, prior to the Closing Date without prior written consent of the Stockholders. In the event of a breach or threatened breach by the Buyer of the provisions of this Article 11, the Stockholders shall be entitled to an injunction restraining the Buyer from disclosing, in whole or in part, such confidential information. Nothing contained herein shall be construed as prohibiting the Stockholders from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages.

         11.3 Damages. Because of the difficulty of measuring economic losses as a result of the breach of the foregoing covenants, and because of the immediate and irreparable damage that would be caused for which they would have no other adequate remedy, the Buyer, the Surviving Corporation and the Stockholders agree that, in the event of a breach by any of them of the foregoing covenant, the covenant may be enforced against them by injunctions and restraining orders.

12.      GENERAL

         12.1 Termination. This Agreement may be terminated at any time prior to the Closing Date solely:

         (a) by mutual consent of the boards of directors of the Buyer and the Company; or

         (b) by the Stockholders and the Company as a group, on the one hand, or by the Buyer, on the other hand, if the Closing shall not have occurred on or before March 15, 2000, provided that the right to terminate this Agreement under this Section 12.1(b) shall not be available to either party (with the Stockholders and the Company deemed to be a single party for this purpose) whose material misrepresentation, breach of warranty or failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date; or

         (c) by the Stockholders and the Company as a group, on the one hand, or by the Buyer, on the other hand, if there is or has been a material breach, failure to fulfill or default on the part of the other party (with the Stockholders and the Company deemed to be a single party for this purpose) of any of the representations and warranties contained herein or in the due and timely performance and satisfaction of any of the covenants, agreements or conditions contained herein, and the curing of such default shall not have been made or shall not reasonably be expected to occur before the Closing Date; or

         (d) by the Stockholders and the Company as a group, on the one hand, or by the Buyer, on the other hand, if there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the Stock Purchase; or there shall be any action taken, or any statute, rule regulation or order enacted, promulgated or issued or deemed applicable to the Stock Purchase by any governmental entity which would make the consummation of the Stock Purchase illegal.

         12.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 12.1, this Agreement shall forthwith become ineffective, and there shall be no liability or obligation on the part of any party hereto or its officers, directors or shareholders. Notwithstanding the foregoing sentence, (i) the provisions of this Article 12 shall remain in full force and effect and survive any termination of this Agreement; (ii) each party shall remain liable for any breach of this Agreement prior to its termination; and (iii) in the event of termination of this Agreement pursuant to Section 12.1(c) above, then notwithstanding the provisions of Section 12.7 below, the breaching party (with the Stockholders and the Company deemed to be a single party for purposes of this Article 12), shall be liable to the other party to the extent of the expenses incurred by such other party in connection with this Agreement and the transactions contemplated hereby, as well as any damages in accordance with applicable law.

         12.3 Successors and Assigns. This Agreement and the rights of the parties hereunder may not be assigned (except by operation of law) and shall be binding upon and shall inure to the benefit of the parties hereto, the successors of the Buyer, and the heirs and legal representatives of the Stockholders.

         12.4 Entire Agreement; Amendment; Waiver. This Agreement sets forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby. Each of the Schedules to this Agreement is incorporated herein by this reference and expressly made a part hereof. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement. This Agreement shall not be amended or modified except by a written instrument duly executed by each of the parties hereto, or in accordance with Section 12.4. Any extension or waiver by any party of any provision hereto shall be valid only if set forth in an instrument in writing signed on behalf of such party.

         12.5 Counterparts. This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original, and all of which counterparts taken together shall constitute but one and the same instrument.

         12.6 Brokers and Agents. The Buyer, on the one hand, and the Stockholders and the Company (as a group), on the other hand, represents and warrants to the other that it has not employed any broker or agent in connection with the transactions contemplated by this Agreement and agrees to indemnify the other against all losses, damages or expenses relating to or arising out of claims for fees or commission of any broker or agent employed or alleged to have been employed by such party.

         12.7 Expenses. Each party has and will pay the fees, expenses and disbursements of the Buyer and its agents, representatives, accountants and counsel incurred in connection with the subject matter of this Agreement. The Stockholders (and not the Company) have and will pay the fees, expenses and disbursements of the Stockholders, the Company, and their agents, representatives, financial advisers, accountants and counsel incurred in connection with the subject matter of this Agreement. The costs of the Auditors' audit of the Company's 1999 financial statements will be shared equally by the Stockholders and the Buyer, as well as the TWENTY THOUSAND DOLLARS ($20,000) to be paid to Ernst & Young.

         12.8 Specific Performance; Remedies. Each party hereto acknowledges that the other parties will be irreparably harmed and that there will be no adequate remedy at law for any violation by any of them of any of the covenants or agreements contained in this Agreement, including without limitation, the noncompetition provisions set forth in Article 10 and the confidentiality obligations set forth in Article 11. It is accordingly agreed that, in addition to any other remedies which may be available upon the breach of any such covenants or agreements, each party hereto shall have the right to obtain injunctive relief to restrain a breach or threatened breach of, or otherwise to obtain specific performance of, the other parties, covenants and agreements contained in this Agreement.

         12.9 Notices. Any notice, request, claim, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given if delivered personally or sent by telefax (with confirmation of receipt), by registered or certified mail, postage prepaid, or by recognized courier service, as follows:

                           If to the Buyer or the Surviving Corporation, to:

                           Holiday RV Superstores, Inc.
                           7851 Greenbriar Parkway
                           Orlando, FL 32819
                           Attn:  Ronald G. Huneycutt
                           Fax No.: (407) 363-2065

                           with a required copy to:

                           Nida & Maloney, LLP
                           800 Anacapa Street
                           Santa Barbara, CA 93101
                           Attn:  Joseph E. Nida, Esq.
                           Fax No.:  (805) 568-1955

                           If to the Company or the Stockholders:

                           Little Valley Auto and RV Sales, Inc.
                           P.O. Box 340
                           Prosperity, West Virginia  25909
                           Attn:    Ernest Davis, Jr., President
                           Fax No.:  304-256-0307

                           with a required copy to:

                           Bowles Rice McDavid Graff & Love, PLLC
                           600 Quarrier Street
                           Charleston, WV  25301
                           Attn:  Edward D. McDevitt, Esq.
                           Fax No.:  (304)343-3058
or to such other address as the person to whom notice is to be given may have specified in a notice duly given to the sender as provided herein. Such notice, request, claim, demand, waiver, consent, approval or other communication shall be deemed to have been given as of the date so delivered, telefaxed, mailed or dispatched and, if given by any other means, shall be deemed given only when actually received by the addressees.

         12.10 Governing Law. This Agreement shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of Florida, without giving effect to any of the conflicts of laws provisions thereof that would require the application of the substantive laws of any other jurisdiction.

         12.11 Severability. If any provision of this Agreement or the application thereof to any person or circumstances is held invalid or unenforceable in any jurisdiction, the remainder hereof, and the application of such provision to such person or circumstances in any other jurisdiction, shall not be affected thereby, and to this end the provisions of this Agreement shall be severable. The preceding sentence is in addition to and not in place of the severability provisions in Section 11.4.

         12.12 Absence of Third Party Beneficiary Rights. No provision of this Agreement is intended, nor will any provision be interpreted, to provide or to create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, shareholder, employee or partner of any party hereto or any other person or entity.

         12.13 Legal Representation. Each party to this Agreement acknowledges and represents that it has been represented by its own legal counsel in connection with the transactions contemplated by this Agreement, with the opportunity to seek advice as to its legal rights from such counsel. Each party further represents that it is being independently advised as to the tax consequences of the transactions contemplated by this Agreement and is not relying on any representation or statements made by the other party as to such tax consequences.

         12.14 Public Announcement. The Stockholders and the Company agree that upon the execution of this Agreement, the Buyer will be entitled to issue a Press Release with respect to this transaction, which will be subject to the prior reasonable review by the Stockholders. However, the content of the press release will be subject to the final approval of securities counsel for the Buyer.

         12.15 No Trading in Buyer's Securities. The Stockholders acknowledge that, since the date of the Letter of Intent, neither they nor any affiliates or family member has entered into any transaction involving the securities of the Buyer, and the Stockholders agree for themselves and for any affiliate or family members that they will not engage in any transaction involving the securities of the Buyer until the expiration of three (3) trading days from the issuance of the Press Release described in Section 12.14 hereof.

         12.16 Accounting Terms. Except as otherwise expressly provided herein or in the Schedules, all accounting terms used in this Agreement shall be interpreted, and all financial statements, Schedules, certificates and reports as to financial matters required to be delivered hereunder shall be prepared, in accordance with GAAP consistently applied.

         12.17 Letter of Intent. The Letter of Intent is hereby terminated and is of no force and effect.


                            [Signature page follows]

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                        BUYER:

                                        HOLIDAY RV SUPERSTORES, INC.



                                        By:______________________________
                                                 Ronald G. Huneycutt,
                                                 President


                                        COMPANY:

                                        LITTLE VALLEY AUTO AND
                                        RV SALES, INC.


                                        By:_____________________________
                                                 Ernest Davis, Jr.,
                                                 President



                                        STOCKHOLDERS


                                        By:_______________________________
                                                 Name:  ERNEST DAVIS, JR.


                                        By:_______________________________
                                                 Name:  LORI A. DAVIS

                                    EXHIBITS

EXHIBIT A     -        BUYER'S NOTE

EXHIBIT B     -        EMPLOYMENT AGREEMENT

                                    EXHIBIT A
                           TO STOCK PURCHASE AGREEMENT

                                 PROMISSORY NOTE

                                    EXHIBIT B
                                       TO
                            STOCK PURCHASE AGREEMENT

                              EMPLOYMENT AGREEMENT

                                LIST OF SCHEDULES


Schedule 1.1(a)            -        Assets and Leasehold Improvements

Schedule 1.1(b)            -        Assumed Liabilities

Schedule 1.1(c)            -        Assets Retained by the Company

Schedule 4.1               -        Jurisdictions in which the Company is qualified to do business

Schedule 4.4               -        Company Owned or Control of Capital Stock

Schedule 4.6(a)            -        Subsidiaries

Schedule 4.6(b)            -        Company owned capital stock or equity interest in any
                                    corporation

Schedule 4.6(c)            -        Promissory Notes

Schedule 4.5               -        Predecessors of Company

Schedule 4.6               -        Stockholders' Claims Against Company

Schedule 4.7               -        Predecessors

Schedule 4.8               -        Claims Against the Company

Schedule 4.10              -        Financial Statements

Schedule 4.11(b)           -        Estimate of Maximum Amount of Liabilities Payable

Schedule 4.11(c)           -        Company's Current Plans or Projects

Schedule 4.11(d)           -        Indebtedness of the Company

Schedule 4.15(b)           -        Real Property of the Company

Schedule 4.15(c)           -        Liens

Schedule 4.16(a)           -        Personal Property of Company in Excess of $5,000

Schedule 4.16(d)           -        Assets Personally Owned by the Stockholders


Schedule 4.17(a)           -        Registered and Unregistered Marks

Schedule 4.17(b)(i)        -        Patents

Schedule 4.17(b)(ii)       -        Copyrights

Schedule 4.17(d)           -        Company's Obligations to Compensate Person(s) for Use
                                    of Intellectual Property

Schedule 4.18(a)           -        Material Contracts and Commitments

Schedule 4.18(b)           -        Third Party Consents

Schedule 4.18(c)           -        Balance of Loans or Credit Agreements in which any Stockholder owns a material interest

Schedule 4.18(d)           -        Breach

Schedule 4.19              -        Government Contracts

Schedule 4.20              -        Insurance

Schedule 4.21(h)           -        Compensation Arrangements between Company and
                                    its Employees

Schedule 4.22              -        Employee Benefit Plans

Schedule 4.23(a)           -        Company Violations of Law or Regulations

Schedule 4.23(c)           -        Claims or Judgments Against the Company

Schedule 4.24              -        Tax Sharing, Tax Indemnity or Tax Allocation Agreements

Schedule 4.25              -        Material Changes in Balance Sheet Data

Schedule 4.26              -        Deposit Accounts; Powers of Attorney

Schedule 4.27(a)           -        Hazardous Materials

Schedule 4.27(d)           -        Environmental Permits

Schedule 4.31              -        Location of Company's Chief Executive Offices

Schedule 4.32              -        Location of Company's Equipment and Inventory

Schedule 6.9               -        Personal Guarantees